Exhibit 10.23

THE LOANS UNDER THIS
AGREEMENT HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT
(“OID”).  THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY
MAY BE OBTAINED BY CONTACTING THE BORROWER PURSUANT
TO THE NOTICE PROVISIONS HEREOF.

MEZZANINE CREDIT AND GUARANTY AGREEMENT

dated as of September 30, 2010

among

ISOLA USA CORP.,

as Borrower,

ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., HATTRICK HOLDINGS U.S. INC. and CERTAIN SUBSIDIARIES OF HATTRICK HOLDINGS U.S. INC.,

as Guarantors,

and

VARIOUS LENDERS

$175,000,000 Senior Subordinated Credit Facility

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4.9	Projections	38
4.10	No Material Adverse Effect	38
4.11	Adverse Proceedings, Etc.	38
4.12	Payment of Taxes	38
4.13	Properties	38
4.14	Environmental Matters	39
4.15	No Defaults	40
4.16	Material Contracts	40
4.17	Governmental Regulation	40
4.18	Margin Stock	40
4.19	Employee Matters	40
4.20	Employee Benefit Plans	40
4.21	Solvency	41
4.22	Compliance with Statutes, Etc.	41
4.23	Disclosure	42
4.24	PATRIOT Act	42
4.25	Lux Parties	42

SECTION 5.	AFFIRMATIVE COVENANTS	43

5.1	Financial Statements and Other Reports	43
5.2	Existence	46
5.3	Payment of Taxes and Claims	46
5.4	Maintenance of Properties	46
5.5	Insurance	46
5.6	Books and Records; Inspections	47
5.7	Lenders Meetings	47
5.8	Compliance with Laws	47
5.9	Environmental	47
5.10	Subsidiaries	49
5.11	Reserved	49
5.12	Reserved	49
5.13	Further Assurances	49
5.14	Post-Closing Actions	49

SECTION 6.	NEGATIVE COVENANTS	49

6.1	Indebtedness	50
6.2	Liens	53
6.3	No Further Negative Pledges	56
6.4	Restricted Junior Payments	56
6.5	Restrictions on Subsidiary Distributions	58
6.6	Investments	59

6.7	Reserved	60
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	60
6.9	Disposal of Subsidiary Interests	63
6.10	Sales and Lease-Backs	63
6.11	Transactions with Shareholders and Affiliates	63
6.12	Conduct of Business	65
6.13	Permitted Activities of Holdings and each Lux Party	65
6.14	Amendments or Waivers of Organizational Documents	66
6.15	Amendments or Waivers of with respect to the Designated Senior Debt Documents	66
6.16	Amendments or Waivers of or with respect to Existing Intercompany Notes	67
6.17	Fiscal Year	67
6.18	Anti-Layering	67

SECTION 7.	GUARANTY	67

7.1	Guaranty of the Obligations	67
7.2	Contribution by Guarantors	67
7.3	Payment by Guarantors	68
7.4	Liability of Guarantors Absolute	69
7.5	Waivers by Guarantors	70
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	71
7.7	Subordination of Other Obligations	72
7.8	Continuing Guaranty	72
7.9	Authority of Guarantors or Borrower	72
7.10	Financial Condition of Borrower	72
7.11	Bankruptcy, Etc.	72
7.12	Discharge of Guaranty Upon Sale of Guarantor	73
7.13	Lux Parties	73

SECTION 8.	EVENTS OF DEFAULT	74

8.1	Events of Default	74

SECTION 9.	LENDER PROVISIONS	77

SECTION 10.	MISCELLANEOUS	78

10.1	Notices	78
10.2	Expenses	79
10.3	Indemnity	79
10.4	Set-Off	80
10.5	Amendments and Waivers	80
10.6	Successors and Assigns; Participations	82

10.7	Independence of Covenants	85
10.8	Survival of Representations, Warranties and Agreements	85
10.9	No Waiver; Remedies Cumulative	85
10.10	Marshalling; Payments Set Aside	86
10.11	Severability	86
10.12	Obligations Several; Independent Nature of Lenders’ Rights	86
10.13	Headings	86
10.14	APPLICABLE LAW	86
10.15	CONSENT TO JURISDICTION	86
10.16	WAIVER OF JURY TRIAL	87
10.17	Confidentiality	88
10.18	Usury Savings Clause	89
10.19	Counterparts	89
10.20	Effectiveness; Entire Agreement	89
10.21	PATRIOT Act	89
10.22	Electronic Execution of Assignments	89
10.23	No Fiduciary Duty	90
10.24	LEGEND	90
10.25	Judgment Currency	90
10.26	Conflicts	91

SECTION 11.	SUBORDINATION	92

11.1	Agreement to Subordinate	92
11.2	Liquidation, Dissolution, Bankruptcy	92
11.3	Default on Designated Senior Debt	93
11.4	Acceleration of Payment of Obligations	94
11.5	When Distribution Must Be Paid Over	94
11.6	Subrogation	94
11.7	Relative Rights	95
11.8	Subordination May Not Be Impaired	95
11.9	Not To Prevent Events of Default or Limit Right To Accelerate	95
11.10	Entitled To Rely	96
11.11	No Fiduciary Duty to Holders of Designated Senior Debt	96
11.12	Reliance by Holders of Designated Senior Debt on Subordination Provisions	96
11.13	Reinstatement; Third Party Beneficiaries	96
11.14	Injunctive Relief	97

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(l)	Foreign Counsel
	4.1	Jurisdictions of Organization
	4.2	Equity Interests and Ownership
	4.3	Existing Intercompany Notes
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.19	Employee Matters
	4.20	Certain Employee Benefit Plans
	5.14	Post-Closing Actions
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	[intentionally omitted]
	B	Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	[intentionally omitted]
	I	[intentionally omitted]
	J	[intentionally omitted]
	K	Intercompany Note
	L	Affiliate Subordination Agreement
	M	Management Fee Subordination Agreement

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MEZZANINE CREDIT AND GUARANTY AGREEMENT

This MEZZANINE CREDIT AND GUARANTY AGREEMENT, dated as of September 30, 2010, is entered into by and among ISOLA USA CORP., a Delaware corporation (“Borrower”), ISOLA GROUP, a Luxembourg limited liability company (“Lux 1”), HATTRICK LUX NO. 2 S.ÀR.L., a Luxembourg limited liability company (“Lux 2”), HATTRICK LUX NO. 4 S.ÀR.L., a Luxembourg limited liability company (“Lux 4”), HATTRICK HOLDINGS U.S. INC., a Delaware corporation (“Holdings”), the other Guarantors party hereto (such term and each other capitalized term used but not defined herein having the meaning given to it in Section 1), and the Lenders party hereto from time to time.

RECITALS:

WHEREAS, Lenders have agreed to extend a term loan credit facility to Borrower, consisting of $175,000,000 aggregate principal amount of Term Loans, the proceeds of which will be used to refinance the Existing Indebtedness of Borrower and its Subsidiaries and to pay the fees and expenses incurred in connection with the Transactions; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                DEFINITIONS AND INTERPRETATION

1.1          Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition (other than the proceeds of any Excluded Equity Issuance), whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“Additional Senior Debt” means Indebtedness of the Credit Parties having priority over the Obligations and ranking pari passu to the Senior Debt (and any refinancing or replacement thereof to the extent permitted by Sections 6.1(f) and 6.15 hereof) on terms and conditions not less favorable when taken as a whole to the Credit Parties and the Lenders as the Senior Debt (including terms and conditions thereof which are otherwise permitted pursuant to Section 6.15) or which are otherwise reasonably acceptable to the Requisite Lenders (including, as applicable, pursuant to the Senior Loan Documents), together with any “Obligations” or “Secured

Obligations” relating thereto; provided that (i) the aggregate principal amount of the loans outstanding thereunder shall not exceed $25,000,000 (less any Principal Reductions) at any time and (ii) Additional Senior Debt shall not include any “Obligations” or “Secured Obligations” relating to principal amounts of loans in excess of the amount set forth in the foregoing clause (i); provided further that both immediately prior to and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom.

“Administrative Agent” has the meaning assigned to that term in the Senior Loan Agreement.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors (or similar governing body) of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Subordination Agreement” means an Affiliate Subordination Agreement, substantially in the form of Exhibit L.

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to any Lender pursuant to any Credit Document or the transactions contemplated therein which is distributed to such Lender by means of electronic communications pursuant to Section 10.1(b).

“Arranger” means Goldman Sachs Lending Partners LLC, in its capacity as sole lead arranger in respect hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of Lux 1’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Lux 1’s Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption Agreement, substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Requisite Lenders.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer, assistant treasurer or controller of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Lenders as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blockage Notice” as defined in Section 11.3(b).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Casualty Event” means any event or occurrence described in clauses (i)(a) and/or (i)(b) of the definition of “Net Insurance/Condemnation Proceeds”.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, (i) at any time prior to consummation of a Qualified Public Offering, (a) Sponsor shall cease to beneficially own and control at least 35% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 1 or (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsor and any “group” in which Sponsor holds 50.1% or more of the outstanding voting stock held by such “group” shall have acquired beneficial ownership or control of voting and/or economic interests in the Equity Interests of Lux 1 in excess of those interests owned and controlled by the Sponsor at such time; (ii) at any time on or after consummation of a Qualified Public Offering, any Person or “group” other than Sponsor and any “group” in which Sponsor holds 50.1% or more of the outstanding voting stock held by such “group” (a)(x) shall have acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Lux 1 or (y) shall have acquired beneficial ownership or control of voting and/or economic interests in the Equity Interests of Lux 1 in excess of those interests owned and controlled by the Sponsor at such time or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Lux 1; (iii) (a) Lux 1 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 2, (b) Lux 2 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 3, (c) Lux 2 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 4, (d) Lux 4 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Holdings or (e) Holdings shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Borrower; or (iv) at any time on or after the consummation of a Qualified Public Offering, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Lux 1 cease to be occupied by Persons who either (a) were members of the newly-elected board of directors of Lux 1 following such Qualified Public Offering or (b) were nominated for election by the board of directors of Lux 1, a majority of whom were directors following such Qualified Public Offering or whose election or nomination for election was previously approved by a majority of such directors.  For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” means September 30, 2010.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” has the meaning assigned to that term in the Senior Loan Agreement as in effect from time to time.

“Collateral Agent” has the meaning assigned to that term in the Senior Loan Agreement as in effect from time to time.

“Commodity Agreement” means any commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other similar arrangement, each of which is for the purpose of hedging the price risk related to commodities used in connection with Lux 1’s and its Subsidiaries’ operations and not for speculative purposes.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Investment Affiliate” means, as applied to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and is that organized by such Person (or any Person controlling such Person) primarily for the purpose of making equity or debt investments in Lux 1, any of its Subsidiaries or other Persons.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Notes, if any, the Management Fee Subordination Agreement, the Purchase Option Agreement, each Letter of Direction and all other documents, certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Lender in connection herewith on or after the date hereof.

“Credit Party” means each Guarantor and Borrower.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Lux 1’s and its Subsidiaries’ operations and not for speculative purposes.

“Dalian Joint Venture” means Isola Asia Pacific (Dalian) Co. Ltd.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Administrative Agent” means the Administrative Agent and any other Representative of any holder(s) of Designated Senior Debt.

“Designated Senior Debt” means the Senior Debt and any Additional Senior Debt (in each case, including any guarantees thereof); provided that the aggregate principal amount of loans thereunder shall not exceed $235,000,000 (less any Principal Reductions).

“Designated Senior Debt Documents” means the documentation governing and evidencing any Designated Senior Debt, but only after giving effect to amendments, restatements, supplements and other modifications to the extent not prohibited by Section 6.15; provided that the aggregate principal amount of the loans outstanding thereunder shall not exceed $235,000,000 (less any Principal Reductions).

“Discharge of Senior Debt Obligations” means:

(a)           payment in full in cash of the principal of and interest (including interest accruing, or which would accrue, on or after on or after the commencement of any total or partial liquidation or dissolution or receivership, arrangement, reorganization, insolvency or bankruptcy or similar proceeding relating to the any Credit Party or its property or assets, whether or not such interest would be an allowed claim in any such proceeding), on all Designated Senior Debt outstanding under the Designated Senior Debt Documents;

(b)           payment in full in cash of all other Secured Obligations (as defined in the applicable Designated Senior Debt Documents and in any event, excluding principal and interest) (including reimbursement of expenses and indemnification obligations which are accrued after commencement of any total or partial liquidation or dissolution or receivership arrangement or any reorganization, insolvency or bankruptcy or similar proceeding related to any Credit Party or its property or assets to the extent the obligation of any Credit Party to so reimburse and indemnify are an allowed claim in any such proceeding) that are due and payable or otherwise accrued and owing with respect to Designated Senior Debt at or prior to the time such principal and interest are paid;

(c)           termination or expiration of all commitments with respect to Designated Senior Debt, if any, to extend credit under any Designated Senior Debt Documents; and

(d)           termination or cash collateralization of all letters of credit issued under the Designated Senior Debt Documents;

provided, that notwithstanding anything herein to the contrary, no payment of (i) any principal amounts greater than $235,000,000 less all Principal Reductions (“Excess Principal”) or (ii) any other amounts (such as interest or expenses) with respect to any Excess Principal shall be required for a Discharge of Senior Debt Obligations.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control, Qualified Public Offering or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control, Qualified Public Offering or asset sale event are subject to the prior occurrence of the Termination Date).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia other than a (i) Subsidiary (x) which is a disregarded entity for U.S. federal income tax purposes and (y) substantially all of the assets of which are Equity Interests in Foreign Subsidiaries, or (ii) a Subsidiary (x) which is a disregarded entity for U.S. federal income tax purposes and (y) 100% of the Equity Interests of which are owned by a Foreign Subsidiary.

“Earn Out Indebtedness” as defined in Section 6.1(h).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice of violation, claim, action, cause of action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials

Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the environment as a result of a Release.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), laws (including common laws), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to: (i) pollution or protection of the environment or natural resources, including those relating to any Hazardous Materials Activity;  or (ii) human exposure to Hazardous Materials, including those relating to occupational safety and health or industrial hygiene, in any manner applicable to Lux 1 or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, other than Indebtedness for borrowed money which is convertible into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Lux 1 or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Lux 1 or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Lux 1 or such Subsidiary and with respect to liabilities arising after such period for which Lux 1 or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension

Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Lux 1, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to result in the termination by the PBGC of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan that could reasonably be expected to give rise to a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan that could reasonably be expected to give rise to a Material Adverse Effect; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Equity Issuance” means an issuance or sale of Qualified Equity Interests of Lux 1 to its direct or indirect equityholders, to the extent such Qualified Equity Interests is used, or the Net Cash Proceeds thereof shall be, within 120 days of the consummation of such issuance or sale, used, without duplication, to finance capital expenditures, one or more Permitted Acquisitions or one or more Investments in accordance with clause (k) of Section 6.6.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under (or hedging obligations relating to) that certain $230,000,000 Credit Agreement, dated as of December 18, 2006, among Borrower, Lux 1, Lux 2, Holdings, the lenders party thereto, the subsidiary guarantors party thereto, UBS AG, Stamford Branch, as issuing bank, administrative agent and first lien collateral agent, UBS Loan Finance LLC, as swingline lender, UBS Securities LLC, as co-lead arranger, Goldman Sachs Credit Partners L.P., as co-lead arranger, and the other parties party thereto, as amended, supplemented or otherwise modified prior to the Closing Date and (ii) that certain $95,000,000 Credit Agreement, dated as of December 18, 2006, among Borrower, Lux 1, Lux 2, Holdings, the lenders party thereto, the subsidiary guarantors party thereto, UBS Securities LLC, as co-lead arranger, Goldman Sachs Credit Partners L.P., as co-lead arranger, administrative agent and second lien collateral agent, and the other parties party thereto, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Intercompany Notes” means the promissory notes described in Schedule 4.3 evidencing Indebtedness owed by Lux 1 and its Subsidiaries to Holdings and its Subsidiaries, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.16.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Lux 1 or any of its Subsidiaries or any of their respective Affiliates.

“Fair Share” as defined in Section 7.2.

 “Fair Share Contribution Amount” as defined in Section 7.2.

 “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Lux 1 and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Lux 1 and its Subsidiaries ending on or about December 31 of each calendar year.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Lux 1 or any of its Subsidiaries with respect to employees employed outside the United States other than an Employee Benefit Plan that is subject to ERISA. For purposes of this Agreement, the term Foreign Plan shall not include any plan or arrangement sponsored or administered by a governmental entity if none of Lux 1 or any of its Subsidiaries could incur a liability by reason of any termination, wind-up of or withdrawal with respect to such plan or arrangement.

“Foreign Subsidiary” means any Subsidiary of Lux 1 that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Lux 1, Lux 2, Lux 4, Holdings and each Domestic Subsidiary of Holdings (other than Borrower).

“Guarantor Subsidiary” means each Guarantor other than Holdings, Lux 1, Lux 2 and Lux 4.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material, waste or substance that is regulated, characterized or designated as “hazardous,” “toxic,” “pollutant,” “contaminant,” “petroleum” or “oils”  under any applicable Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means a Commodity Agreement, an Interest Rate Agreement or a Currency Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Lux 1 and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Lux 1 and its Subsidiaries as of June 30, 2010, consisting of a balance sheet and the related consolidated statements of income and cash flows for the six-month period, in the case of clause (ii), ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Borrower that they fairly present, in all material respects, in accordance with GAAP, the financial condition of Lux 1 and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiary” means any Subsidiary of Lux 1 (other than Holdings, Borrower or any Lux Party) that, together with its consolidated Subsidiaries, (i) has total assets of less than $2,200,000 and (ii) generates gross revenues for any four-fiscal quarter period of less than $2,200,000; provided, that the aggregate amount of assets of all such Immaterial Subsidiaries shall not exceed $5,500,000 and the aggregate amount of gross revenues generated for any four-fiscal quarter period for all such Immaterial Subsidiaries shall not exceed $5,500,000; provided, further, that any Subsidiary that individually would otherwise meet the requirements hereof, but shall cause the aggregate amount of the assets of all Immaterial Subsidiaries to exceed $5,500,000 and the aggregate amount of gross revenues generated for any four-fiscal quarter period for all Immaterial Subsidiaries to exceed $5,500,000 shall not be deemed to be an Immaterial Subsidiary.

“Increased Cost Lenders” as defined in Section 2.19.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness of others secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but limited to the fair market value of such property; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise contractually liable to the issuer thereof for reimbursement of drawings thereunder (except to the extent any such letter of credit is fully cash collateralized); (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another of the type set forth in clauses (i) through (vii) above; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that an obligation of the type set forth in clauses (i) through (vii) above of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another of the type set forth in clauses (i) through (vii) above through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, but limited, in the case of legal fees, to the reasonable fees, disbursements and other charges of one counsel for all Indemnitees which is selected by Requisite Lenders and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnitee affected by such conflict) where such Indemnitee informs Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel in each appropriate jurisdiction) for such affected Indemnitee), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Term Loans, or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including the enforcement of the Guaranty)); (ii) the Engagement Letter; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Information” as defined in Section 10.17.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K.

“Interest Payment Date” means (i) with respect to the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, each March 31, June 30, September 30 and December 31 of each year, and (ii) thereafter, the Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Lux 1’s and its Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Lux 1 or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Lux 1 or any Subsidiary of Lux 1 from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Lux 1 or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment and after giving effect to any return of capital, repayment or dividends or distributions in respect thereof received in Cash with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any newly-formed corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“judgment currency” as defined in Section 10.25.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Eligible Assignee that becomes a party hereto pursuant to an Assignment Agreement.

“Letter of Direction” means each letter of direction dated as of the date hereof from Borrower to (and accepted and agreed by) each Lender and the Arranger with respect to funding of and disbursement of the proceeds of the Term Loans.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, easement, right-of-way, charge or encumbrance of any kind in the nature of security (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lux 1” as defined in the preamble hereto.

“Lux 2” as defined in the preamble hereto.

“Lux 3” means Hattrick Lux No. 3 S.àr.l., a Luxembourg limited liability company.

“Lux 4” as defined in the preamble hereto.

“Lux Party” means Lux 1, Lux 2, Lux 3 or Lux 4.

“Luxembourg Guarantor” as defined in Section 7.13.

“Management Fee Subordination Agreement” means a Management Fee Subordination Agreement, substantially in the form of Exhibit M.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of Lux 1 and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to perform its payment Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Lender under any Credit Document.

“Material Contract” means any contract or other arrangement to which Lux 1 or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means each Subsidiary of Lux 1 other than an Immaterial Subsidiary.

“Monitoring Agreement” means that certain Management Agreement, dated as of January 31, 2005, by and among Borrower, Lux 3, TPG GenPar IV L.P., a Delaware limited partnership, and T3 GenPar II L.P., a Delaware limited partnership, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with clause (i) of Section 6.11 and Section 6.14.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Lux 1 and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year.

“Net Cash Proceeds” means with respect to any issuance or incurrence of Indebtedness or issuance of Equity Interest by Lux 1 or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith, including any taxes payable with respect thereto.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Lux 1 or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Lux 1 or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Lux 1 or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Lux 1 or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with the receipt of such proceeds as referred to in clause (i) of this definition, including income, gains or similar taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Consenting Lender” as defined in Section 2.19.

“Non-Payment Default” as defined in Section 11.3(b).

“Non-US Lender” as defined in Section 2.17(c).

“Note” means a promissory note in the form of Exhibit B (as it may be amended, restated, supplemented or otherwise modified from time to time) evidencing a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Note Payor” means the payor under any Existing Intercompany Note.

“Oaktree” means OCM PF Laminates, L.P. and each of its Affiliates (other than TPG Hattrick Holdco, LLC and its Subsidiaries).

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, including, without limitation, all Guaranteed Obligations and all other guarantees of such Obligations.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Participant Register” as defined in Section 10.6(g)(iv).

“PATRIOT Act” as defined in Section 3.1(s).

“Payment Blockage Period” as defined in Section 11.3(b).

“Payment Default” as defined in Section 11.3(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by any wholly-owned Subsidiary of Lux 3 or any wholly-owned Subsidiary of Holdings, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          if any of the Acquisition Consideration for such acquisition is paid by Holdings or any Subsidiary of Holdings, then substantially all of the assets, business line, unit or division acquired pursuant to the acquisition, or, in the case of the acquisition of Equity Interests, the business of the Person and its Subsidiaries taken as a whole so acquired, is located in the United States and (A) upon consummation of such acquisition the property acquired in such acquisition becomes the property of Borrower or a wholly-owned Domestic Subsidiary of Borrower and (B) in the case of the acquisition of Equity Interests, all of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a wholly-owned Guarantor Subsidiary, and, in the case of clauses (A) and (B), Borrower shall have taken, or caused to be taken each of the actions set forth in Section 5.10, or as otherwise requested by Requisite Lenders in accordance with Section 5.13;

(iv)          except as otherwise provided in clause (iii), in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Lux 2 in connection with such acquisition shall be owned 100% by a wholly-owned Subsidiary of Lux 2, and Lux 2 shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.10;

(v)           the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)          Lux 1 and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 of the Senior Loan Agreement as in effect from time to time on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.7(d) of the Senior Loan Agreement as in effect from time to time);

(vii)         Borrower shall have delivered to each Lender (A) at least 10 Business Days prior to such proposed acquisition, (i) a copy of the Compliance Certificate delivered under the Senior Loan Documents in respect thereof and (ii) all other relevant financial information with respect to such acquired assets as may reasonably requested by any Lender and (B) promptly upon request by any Lender, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by any Lender) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(viii)        any Person or assets, business line, unit or division as acquired in accordance herewith shall be, or shall be engaged in, a business of the type that Lux 1 and its Subsidiaries are permitted to be engaged in under Section 6.12; and

(ix)           the aggregate amount of Unrestricted Cash included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date shall equal or exceed $22,500,000.

“Permitted Exchange” means an exchange of property (other than Equity Interests) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of property (other than Equity Interests) of Lux 1 or any of the Subsidiaries for property (other than Equity Interests) of another person (other than Lux 1 or its Subsidiaries); provided that (a) such property is useful to the business of Lux 1 or any of its Subsidiaries, (b) Lux 1 or such Subsidiary of Lux 1 shall receive reasonably equivalent value for such property, (c) such assets will be received by Lux 1 or such Subsidiary of Lux 1 substantially concurrently with its delivery of assets to be exchanged and (d) Lux 1 will account for such exchange in accordance with GAAP.

“Permitted Junior Securities” means:

(1)  equity interests in Lux 1 or any direct or indirect parent of Lux 1; or

(2)  unsecured debt securities that are subordinated in right of payment to all Designated Senior Debt to substantially the same extent as, or to a greater extent than, the Obligations are subordinated to Designated Senior Debt hereunder.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means a refinancing of all or any portion of the Obligations on such terms and conditions, and pursuant to such documentation, as may apply in respect of the Obligations hereunder and without resulting in a default under any Designated Senior Loan Documents as in effect on the Closing Date, or with respect to Additional Senior Debt, the date of effectiveness thereof.

“Permitted Tax Distributions” means payments, dividends or distributions so long as Lux 1 and its Subsidiaries shall have Unrestricted Cash of at least $15,000,000 (both before and after giving effect to the payment of any Permitted Tax Distributions), with respect to any fiscal year by Lux 1 and its Subsidiaries, to be remitted to TPG Hattrick Partners LP and TPG Hattrick Holdco, LLC (directly or indirectly through Lux 1 and/or its Subsidiaries) in an amount equal to the lesser of (a) 40% of the amount of any income on the tax return of TPG Hattrick Partners LP and TPG Hattrick Holdco, LLC under Section 951 of the Internal Revenue Code in respect of income in such Fiscal Year of Lux 1 and its Subsidiaries and (b) $3,500,000, plus any amount described in this clause (b) that is unutilized with respect to a prior Fiscal Year occurring after the Closing Date.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Principal Office” means, any Lender’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as any Lender may from time to time designate in writing to Borrower and each other Lender.

“Principal Reductions” means (i) with respect to the Senior Debt, reductions of outstanding principal amounts thereof other than (a) with respect to mandatory prepayments required pursuant to Section 2.11(e) of the Senior Loan Agreement as in effect on the date hereof and (b) as a result of any permitted refinancing thereof that does not result in a Discharge of Senior Debt Obligations and (ii) with respect to Additional Senior Debt, reductions of outstanding principal amounts thereof other than with respect to (a) repayments of revolving loans without permanent commitment reductions with respect thereto, (b) mandatory prepayments required pursuant to “excess cash flow” prepayment provisions thereof as in effect as of the date of initial effectiveness thereof and (c) as a result of any permitted refinancing thereof that does not result in a Discharge of Senior Debt Obligations.

“Projections” as defined in Section 4.9.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders.

“Purchase Option Agreement” means the Purchase Option Agreement, dated as of the date hereof, by and between the Lenders, on the one hand, and the Administrative Agent, on behalf of the holders of the Senior Debt, on the other hand.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of Lux 1 pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act or similar filings with a foreign financial regulatory authority that results in at least $50,000,000 of gross proceeds to Lux 1.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by Holdings, Borrower or any Guarantor Subsidiary in any real property.

“Refinancing” means the repayment in full and the termination of any commitment to make extensions of credit under all of the Existing Indebtedness.

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.19.

“Representative” means any trustee, agent or representative (if any) for any holder of Designated Senior Debt.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Lux 1 or any of its Subsidiaries (or any direct or indirect parent of Lux 1) now or hereafter outstanding, except a dividend payable solely in shares of Qualified Equity Interests to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Lux 1 or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Lux 1 or any of its Subsidiaries (or any direct or indirect parent of Lux 1) now or hereafter outstanding; (iv) any management or similar fees payable to Sponsor or any of its Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness (other than the Obligations) which is subordinated to the Obligations or any Earn Out Indebtedness (other than the payment, conversion or exchange thereof solely with Qualified Equity Interests of Lux 1 (or its direct or indirect parent)).

“S&P” means Standard & Poor’s, a Division of The McGraw -Hill Companies, Inc.

“Sale and Leaseback Transaction” as defined in Section 6.10.

“Secured Parties” as defined in the Senior Loan Documents as in effect from time to time.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Debt” means (i) the secured term loans in an original aggregate principal amount of $210,000,000 (which may be increased as permitted under Section 6.15) under the Senior Loan Agreement (and any refinancing or replacement thereof to the extent permitted under Sections 6.1(f) and 6.15 hereof) and (ii) any “Obligations” or “Secured Obligations” (each, as defined therein) relating thereto; provided that Senior Debt shall not include any such “Obligations” or “Secured Obligations” relating to principal amounts of loans in excess of the amount set forth in the foregoing clause (i).

“Senior Loan Agreement” means that certain Credit and Guaranty Agreement, dated as of the date hereof, by and among Borrower, Lux 1, Lux 2, Lux 4, Holdings, Goldman Sachs Lending Partners LLC as sole lead arranger, sole lead bookrunner, administrative agent and documentation agent, and the various lenders from time to time a party thereto, but only giving effect to amendments, restatements, supplements and other modifications to the extent not prohibited by Section 6.15.

“Senior Loan Documents” means the Senior Loan Agreement and the other “Credit Documents” as defined in the Senior Loan Agreement, including each guaranty and note issued thereunder, but only giving effect to amendments, restatements, supplements and other modifications to the extent not prohibited by Section 6.15.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means TPG Partners III, L.P., TPG Partners IV, L.P. and their respective Controlled Investment Affiliates (other than Lux 1 and its Subsidiaries).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax (including any franchise tax) imposed by the jurisdiction (i) in which that Person is organized, (ii) in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located, (iii) in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business, or (iv) with respect to which that Person has a present or former connection (other than a connection arising solely by reason of being a party to this Agreement) under the laws of such jurisdiction, in each case, on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) and any “branch profits” or similar taxes relating thereto.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan on the Closing Date and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $175,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earliest of (i) two (2) Business Days prior to 180 days after the fifth anniversary of the Closing Date, (ii) 180 days after the scheduled “Term Loan Maturity Date” pursuant to the Senior Loan Agreement and (iii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Terminated Lender” as defined in Section 2.19.

“Termination Date” means the date upon which all principal and interest with respect to Term Loans, and all fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash.

“Transaction Costs” means the fees, costs and expenses payable by Lux 1 or any of its Subsidiaries in connection with (i) the Transactions or (ii) the performance of the transactions contemplated under the Transaction Documents (provided that any such fees, costs and expenses incurred after the Closing Date relate solely to the granting or perfection of security interests thereunder), including, without limitation, title insurance premiums and expenses, recording fees and attorney’s fees incurred in connection therewith.

“Transaction Documents” means the Credit Documents and the Senior Loan Documents.

“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Credit Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the execution, delivery and performance of the Senior Loan Documents, the borrowings thereunder and the transactions contemplated thereby; and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection therewith.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents, held in accounts on the consolidated balance sheet of Lux 1 and its Subsidiaries to the extent that the use of such Cash for application to payment of the Obligations is not prohibited by law or any contract or other agreement and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Agent and any Liens arising by operation of law to the extent permitted under Section 6.2).

“US Lender” as defined in Section 2.17(c).

1.2          Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided, however, that for purposes of determining the outstanding amount of any Indebtedness, (a) any election by Borrower to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification ASC 825-10-25 issued by the Financial Accounting Standards Board in February 2007, and any statements replacing, modifying or superseding such statement) shall be disregarded and such determination shall be made as if such election had not been made and (b) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness.  Financial statements and other information required to be delivered by Lux 1 or its Subsidiaries to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Lux 1 or the Requisite Lenders shall so request, the Requisite Lenders and Lux 1 shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies used to prepare the

Historical Financial Statements and Lux 1 shall provide to Lenders reconciliation statements provided for in Section 5.1(e).

1.3          Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Unless otherwise expressly provided herein references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.4          Timing of Payment and Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 2.                 LOANS

2.1          Term Loans

(a)           Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment; provided that such Term Loan shall be made with original issue discount such that each Lender shall only advance 67.024821% of its Term Loan Commitment to Borrower and Borrower shall be obligated to repay Term Loans in the full amount of its Term Loan Commitment.  Borrower may make only one borrowing under the Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.10 and 2.11, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.  Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b)           Borrowing Mechanics for Term Loans.

(i)            Borrower shall deliver to the Lenders a fully executed Funding Notice no later than one Business Day prior to the Closing Date.

(ii)           Upon satisfaction or waiver of the conditions precedent specified herein, the Lenders shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars to be credited to the account of Borrower as may be designated in writing to Lenders by Borrower.

2.2          Pro Rata Shares; Availability of Funds.  All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

2.3          Use of Proceeds.  The proceeds of the Term Loans shall be used to refinance the Existing Indebtedness of Borrower and its Subsidiaries and to pay fees and expenses in connection with the Transactions.  No portion of the proceeds of any Term Loan shall be used in any manner that causes or might cause such Term Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.4          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)           Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Term Loans; provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)           Register.  Each Lender (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the Term Loans of such Lender from time to time (a “Register”).  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Each Lender shall record, or shall cause to be recorded, in a Register the Term Loans (including principal and interest) in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loan.  Borrower hereby designates each Lender to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent each Lender serves in such capacity, each Lender and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)           Notes.  If so requested by any Lender by written notice to Borrower at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

2.5          Interest on Term Loans.

(a)           Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at a rate of 16.00% per annum of which 8.00% per annum shall be payable in cash and 8.00% per annum shall be paid by accreting such amount to the outstanding principal amount of the Term Loans, in each case, on each applicable Interest Payment Date.

(b)           Reserved.

(c)           Reserved.

(d)           Interest payable pursuant to Section 2.5(a) above shall be computed on the basis of a 365-day or 366-day year, as the case may be for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan shall be included and the date of payment of interest on such Term Loan shall be excluded.

(e)           Except as otherwise set forth herein, interest on each Term Loan (i) shall accrue on a daily basis and the cash payable portion shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and prior to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term Loans, including final maturity of the Term Loans; provided, however, with respect to any voluntary prepayment of a Term Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.6          Reserved.

2.7          Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (b)(iii), (f), (g), (i) or (l) and, at the request of Requisite Lenders, any other Event of Default which continues for a period of not less than 90 days, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Term Loans or any overdue fees or other overdue amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand in kind by accreting to the principal amount of the Term Loans at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

2.8          Reserved.

2.9          Repayment of Term Loans.  Borrower shall repay the aggregate outstanding principal amount of the Term Loans, together with all Obligations and other amounts then due and owing hereunder with respect thereto, in full no later than the Term Loan Maturity Date.

2.10        Voluntary Prepayments.  Subject to the prior Discharge of Senior Debt Obligations (except as otherwise permitted pursuant to the applicable Designated Senior Debt Documents), at any time and from time to time Borrower may prepay any Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount upon not less than one Business Day’s prior written or telephonic notice, in any case, given to the Lenders by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Lenders.  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.12.

2.11        Mandatory Prepayments. Upon the occurrence of any Change of Control, the unpaid principal amount of and accrued interest on the Term Loans and all other Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party.

2.12        Application of Prepayments.  Any amount paid pursuant to Section 2.10 and Section 2.11 shall be applied to prepay the Term Loans on a pro rata basis among the Lenders (in accordance with the respective outstanding principal amounts thereof).

2.13        General Provisions Regarding Payments.

(a)           All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to each Lender not later than 2:00 p.m. (New York City time) on the date due at the Principal Office of such Lender; for purposes of computing interest and fees, funds received by any Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)           Except as set forth in Section 2.5(e), all payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest that is payable in cash on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable in cash before application to principal.

(c)           Reserved.

(d)           Reserved.

(e)           Any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) shall be deemed a non-conforming payment.  Any such payment shall not be deemed to have been received until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Each applicable Lender shall endeavor to give prompt telephonic notice to Borrower and each other Lender if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

2.14        Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal or interest then due and owing to such Lender hereunder (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that, to the extent permitted by law, any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it or (c) any capital contribution or assignment of the Term Loans to Borrower.

2.15        Reserved.

2.16        Reserved.

2.17        Taxes; Withholding, Etc.

(a)           Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b)           Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax (as described in Section 2.17(a) above) from any sum paid or payable by any Credit Party to any Lender under any of the Credit Documents: (i) Borrower shall notify each Lender of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on such Lender) on behalf of and in the name of such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to the Lenders evidence reasonably satisfactory to the affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.19) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided that additional amounts shall be payable to a Lender only to the extent such Lender’s assignor was entitled to receive such additional amounts and the assignee would be entitled to such additional amounts.

(c)           Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN (claiming treaty benefits), W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of U.S.  federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a U.S.  Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S.  federal income tax purposes (a “US Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Borrower two new original copies of Internal Revenue Service Form W-8BEN (claiming treaty benefits), W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Lender under the Credit Documents, or notify Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.17(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.17(c); provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer legally permitted to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d)           Tax Refunds.  If a Lender determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid by Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Borrower, upon the request of such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to such Lender in the event such Lender is required to repay such refund to such Government Authority.  This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(e)           Inconsistency.  In the case of any inconsistency between this Section 2.17 and any other section of this Agreement with respect to Taxes, this Section 2.17 shall govern.

2.18        Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this

Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to each other Lender) shall be conclusive absent manifest error.

2.19        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is entitled to receive payments under Section 2.17, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non-Consenting Lender (a “Terminated Lender”), Borrower may, by giving written notice to each other Lender and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts already due and payable to such Terminated Lender pursuant to Section 2.17 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender and any obligations that survive the Termination Date shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.

SECTION 3.                 CONDITIONS PRECEDENT

3.1          Closing Date.  The obligation of each Lender to make its Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)           Credit Documents. Each Lender shall have received copies of each Credit Document (including, without limitation, this Agreement, the Management Fee Subordination

Agreement, its Letter of Direction and the Purchase Option Agreement) executed and delivered by each applicable Credit Party and other applicable party thereto.

(b)           Organizational Documents; Incumbency.  Each Lender shall have received, in respect of each Credit Party, (i) copies of each Organizational Document and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary (or manager) as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; and (v) such other documents as any Lender may reasonably request.

(c)           Organizational and Ownership Structure.  The organizational structure and ownership structure of Lux 1 and its Subsidiaries shall be as set forth on Schedule 4.2.

(d)           Financings and Other Transactions, etc.

(i)            The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all respects in accordance with the terms hereof and the terms of the Transaction Documents in the form delivered to the Lenders on September 30, 2010, without amendment or waiver thereto.

(ii)           Borrower shall have received $210,000,000 in gross proceeds from borrowings under the Senior Loan Agreement.

(e)           Existing Indebtedness.  On the Closing Date, Lux 1 and its Subsidiaries shall have (i) consummated the Refinancing, (ii) delivered to each Lender a “pay-off” letter in form and substance reasonably satisfactory to each Lender with respect to all debt being refinanced in the Refinancing, (iii) delivered to each Lender all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Lux 1 and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements reasonably satisfactory to each Lender with respect to the cancellation or cash collateralization of any letters of credit outstanding thereunder or the issuance of letters of credit to support the obligations of Lux 1 and its Subsidiaries with respect thereto.

(f)            Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case, that are necessary in connection with the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to each Lender.

(g)           Funding Notice.  Each Lender shall have received a fully executed and delivered Funding Notice.

(h)           Reserved.

(i)            Environmental Reports.  Each Lender shall have received reports and other information, in form, scope and substance satisfactory to each Lender, regarding environmental matters relating to those Facilities located in the United States.

(j)            Financial Statements; Projections.  Each Lender shall have received from Lux 1 (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Lux 1 and its Subsidiaries as at June 30, 2010, and reflecting the consummation of the Transactions to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to each Lender, and (iii) the Projections.

(k)           Reserved.

(l)            Opinions of Counsel to Credit Parties.  Each Lender and their respective counsel shall have received executed copies of the written opinions of (i) Weil, Gotshal & Manges LLP, counsel for Credit Parties and (ii) each foreign counsel listed on Schedule 3.1(l), in each case, covering such matters as each Lender may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to each Lender (and each Credit Party hereby instructs such counsel to deliver such opinions to Lenders).

(m)          Fees.  Borrower shall have paid all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

(n)           Solvency Certificate.  Each Lender shall have received a Solvency Certificate dated the Closing Date and signed by the chief financial officer of Lux 1.

(o)           Closing Date Certificate.  An Authorized Officer of each of Lux 1 and Borrower shall have delivered to each Lender an executed Closing Date Certificate, together with all attachments thereto.

(p)           Closing Date.  Lenders shall have made the Term Loans to Borrower on or before September 30, 2010, 2010.

(q)           No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of each Lender, singly or in the aggregate, could reasonably be expected to materially impair any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.

(r)            Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by each Lender and its counsel shall be reasonably satisfactory in form and substance to each Lender and such counsel, and each Lender and such counsel shall have received all such counterpart originals or certified copies of such documents as each Lender may reasonably request.

(s)           PATRIOT Act.  At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) to the extent requested by a Lender at least seven days prior to the Closing Date.

(t)            Representations and Warranties.  As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.

(u)           No Default or Event of Default.  As of the Closing Date, no event shall have occurred and be continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default.

(v)           Minimum Liquidity.  After giving effect to the making of the Term Loans and the use of proceeds thereof the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will not be less than $35,000,000.

SECTION 4.                 REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Term Loans, each Credit Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct:

4.1          Organization; Requisite Power and Authority; Qualification.  Each of Lux 1 and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1 as of the Closing Date, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2          Equity Interests and Ownership.  The Equity Interests of each of Lux 1 and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Lux 1 or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Lux 1 or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Lux 1 or any of its Subsidiaries of any additional membership interests or other Equity Interests of Lux 1 or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Lux 1 or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Lux 1 and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3          Existing Intercompany Notes.  Schedule 4.3 contains a true, accurate and complete list of all Existing Intercompany Notes outstanding as of the Closing Date. Each Existing Intercompany Note has been duly executed and delivered by each Note Payor and is the legally valid and binding obligation of such Note Payor, enforceable against such Note Payor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4          Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.5          No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Lux 1 or any of its Subsidiaries, (ii) any of the Organizational Documents of Lux 1 or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Credit Party except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.6          Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) those which have been obtained or made and (ii) those the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect.

4.7          Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.8          Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, unless otherwise disclosed in writing by a Credit Party to the Lenders, neither Lux 1 nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is required by GAAP to be disclosed and that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case could reasonably be expected to be material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Lux 1 and any of its Subsidiaries taken as a whole.

4.9          Projections.  On and as of the Closing Date, the projections of Lux 1 and its Subsidiaries for the period of Fiscal Year 2010 through and including Fiscal Year 2015 (the “Projections”) are based on good faith and reasonable estimates and assumptions made by the management of Lux 1; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.10        No Material Adverse Effect.  Since December 31, 2009, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.11        Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Lux 1 nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12        Payment of Taxes.  Except (i) as otherwise permitted under Section 5.3 and (ii) tax returns of the Lux Parties the failure of which to timely file could not reasonably be expected to result in liability in excess of $4,125,000, all federal income (or foreign equivalent) and all other material tax returns and reports of Lux 1 and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Lux 1 and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Lux 1 knows of no material proposed tax assessment against Lux 1 or any of its Subsidiaries which is not being actively contested by Lux 1 or such Subsidiary in good faith and by appropriate proceedings and for which such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, have been made or provided therefor.

4.13        Properties.

(a)           Title.  Each of Lux 1 and its Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets material to its business.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, except Permitted Liens and minor irregularities or deficiencies in title that individually or in the aggregate could not have a Material Adverse Effect.

(b)           Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and none of Lux 1, Holdings or Borrower has received written notice of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14        Environmental Matters. Neither Lux 1 nor any of its Subsidiaries nor any of their respective current, and to the knowledge of Lux 1 and its subsidiaries, previously owned or leased Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Lux 1 nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  There are and, to each of Lux 1’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Lux 1 or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Neither Lux 1 nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Lux 1 or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and none of Lux 1’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition is occurring, or to the knowledge of Lux 1 and its Subsidiaries, has occurred with respect to Lux 1 or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15        No Defaults.  After giving effect to the Transactions, neither Lux 1 nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16        Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder as of the Closing Date.

4.17        Governmental Regulation.  Neither Lux 1 nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Lux 1 nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18        Margin Stock.  Neither Lux 1 nor any of its Subsidiaries owns any Margin Stock.

4.19        Employee Matters.  Neither Lux 1 nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Lux 1 or any of its Subsidiaries, or to the knowledge of any Credit Party, threatened against any of them before the National Labor Relations Board (or similar foreign regulatory body) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Lux 1 or any of its Subsidiaries or to the best knowledge of any Credit Party, threatened against any of them except (with respect to any matter specified in this clause (a), either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, (b) no strike or work stoppage in existence or threatened involving Lux 1 or any of its Subsidiaries except (with respect to any matter specified in this clause (b), either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (c), except as disclosed on Schedule 4.19, to the knowledge of any Credit Party, no union represents, claims to represent or has filed a petition to represent any employees of any Credit Party in their capacities as such.

4.20        Employee Benefit Plans.

(a)           Lux 1, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee

Benefit Plan, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code so qualifies, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.  No (i) liability to the PBGC (other than required premium payments), the Internal Revenue Service or any trust established under Title IV of ERISA or (ii) any Lien is outstanding or is reasonably expected to be incurred by Lux 1, any of its Subsidiaries or any of their ERISA Affiliates in connection with any Pension Plan.  No ERISA Event has occurred or is reasonably expected to occur.  Except as set forth on Schedule 4.20 or to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates.  None of the Pension Plans sponsored, maintained or contributed to by Lux 1, and of its Subsidiaries or any of their respective ERISA Affiliates is in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA).  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Lux 1, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA could not reasonably be expected to have a Material Adverse Effect.  Lux 1, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(b)           To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable requirements of law and has been maintained, where required, in good standing with applicable regulatory authorities except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.  None of Lux 1 or any of its Subsidiaries or Affiliates has incurred any material liability under any applicable laws by reason of the termination of or withdrawal from any Foreign Plan, and with respect to any Foreign Plan, no other event has occurred or circumstance exists, and no such event or circumstance could reasonably be expected to occur or exist, that could reasonably be expected to give rise to a liability on any of Lux 1, any of its Subsidiaries or Affiliates that would exceed the liabilities properly reflected on each of such entity’s financials as of the Closing Date by an amount that could reasonably be expected to give rise to a Material Adverse Effect.

4.21        Solvency.  After giving effect to the Transactions, Lux 1, Borrower and the other Guarantors, on a consolidated basis, will be Solvent.

4.22        Compliance with Statutes, Etc.  Each of Lux 1 and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Lux 1 or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.23        Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished (other than projections and pro forma information and information of a general economic or industry-specific nature) to any Lender by or on behalf of Lux 1 or any of its Subsidiaries for use in connection with the transactions contemplated hereby when taken as a whole and after giving effect to all updates and supplements thereto contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by such Credit Party) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable on and as of the Closing Date, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such variations may be material.  There are no facts known to any Credit Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.24        PATRIOT Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended

4.25        Lux Parties.  No Lux Party has filed and, to the best of its knowledge, no Person has filed a request with any competent court seeking that any Lux Party be declared subject to (i) insolvency proceedings (faillite), (ii) controlled management (gestion contrôlée) (iii) voluntary arrangement with creditors (concordat préventif de faillite), (iv) suspension of payments (sursis de paiement) or (v) voluntary or compulsory winding-up or any similar proceedings in any jurisdiction. The office (administration centrale), the place of effective management (siége de direction effective) and (for the purposes of the Council Regulation (EC) N° 1326/2000 of 29 May 2000 on insolvency proceedings) the center of main interests (centre des intéréts principaux) of each Lux Party in Luxembourg is located at the place of its registered office (siége statutaire) in Luxembourg.

SECTION 5.                 AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Termination Date, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1          Financial Statements and Other Reports.  Lux 1 will deliver to each Lender:

(a)           Monthly Reports.  As soon as available, and in any event within 30 days after the end of each of the first two months of each Fiscal Quarter, commencing with the month in which the Closing Date occurs, the consolidated balance sheet of Lux 1 and its Subsidiaries as at the end of such month and the related consolidated statement of income of Lux 1 and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, together with consolidating balance sheets and statements of income for such fiscal month on a regional basis (i.e., Asia, Europe and US), setting forth in the case of the consolidated statement of income of Lux 1 and its Subsidiaries, in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)           Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, (i) the consolidated balance sheet of Lux 1 and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Lux 1 and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with consolidating balance sheets and statements of income for such Fiscal Quarter on a regional basis (i.e., Asia, Europe and US), setting forth, in the case of the statement of income, in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and (ii) a copy of any written report delivered pursuant to the Senior Loan Agreement (or any other Designated Senior Debt Document) as in effect from time to time with respect to any loans thereunder held by any lender which is an Affiliate of Borrower;

(c)           Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Lux 1 and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Lux 1 and its Subsidiaries for such Fiscal Year, setting forth, in each case (other than in the case of the statement of stockholders’ equity), in comparative form the corresponding figures for the previous Fiscal Year and, in the case of the statement of income, the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with consolidating balance sheets and statements of income for such Fiscal Year on a regional basis (i.e., Asia, Europe and US) and accompanied by a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte Touche Tohmatsu or other independent certified public accountants of recognized national standing selected by Lux 1, and reasonably satisfactory to Requisite Lenders (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit and shall not contain any other similar qualification, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Lux 1 and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with the prior year (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)           Compliance Certificate.  Together with each delivery of financial statements of Lux 1 and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)           Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in GAAP either Borrower or the Requisite Lenders have requested to amend the computation of any financial ratio or requirement set forth in any Credit Document in accordance with Section 1.2, then until such ratio or requirement is amended in accordance with Section 10.5, Borrower shall deliver to each Lender one or more statements of reconciliation with respect to each of the financial statements delivered by Borrower pursuant to Section 5.1(a), 5.1(b) or 5.1(c) reflecting the accounting principles and policies in effect used to prepare the Historical Financial Statements and such statements of reconciliations shall be in form and substance satisfactory to Requisite Lenders;

(f)            Notice of Default.  Promptly upon any Authorized Officer of any Credit Party obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any written notice to Lux 1 or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g)           Notice of Litigation.  Promptly upon any Authorized Officer of any Credit Party obtaining actual knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to each Lender, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to any Credit Party to enable Lenders and their counsel to evaluate such matters;

(h)           ERISA.  (i) Promptly upon an Authorized Officer becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, which could reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien, (i) a written notice specifying the nature thereof, what action Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Lender shall reasonably request;

(i)            Financial Plan.  Within thirty days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated statements of income and cash flows of Lux 1 and its Subsidiaries for each such Fiscal Year, and an explanation of the principal assumptions on which such forecasts are based and (ii) forecasted summary consolidated statements of income and cash flows of Lux 1 and its Subsidiaries for each month of the then-current Fiscal Year, in each case, based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable on and as of the date of delivery therefor;

(j)            Reserved.

(k)           Reserved.

(l)            Notice of Casualty Events.  Borrower agrees promptly to notify each Lender if an Authorized Officer is actually aware that any material portion of its property is damaged or destroyed or any material portion of its property is the subject of any threats in writing of any condemnation or other taking under the powers of eminent domain;

(m)          Reserved.

(n)           Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Lux 1 to its security holders acting in such capacity or by any Subsidiary of Lux 1 to its security holders other than Lux 1 or another Subsidiary of Lux 1, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Lux 1 or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Lux 1 or any of its Subsidiaries to the public concerning material developments in the business of Lux 1 or any of its Subsidiaries, and (B) such other information and data with respect to the operations, business affairs or financial condition of Lux 1 or any of its Subsidiaries or compliance with the Credit Documents as from time to time may be reasonably requested by any Lender; and

(o)           Senior Loan Documentation.  Reasonably promptly upon the delivery or receipt thereof by any Credit Party and without duplication of any of the foregoing, copies of all notices of default, financial reporting (including, without limitation, copies of any written statement by auditors and accountants in connection therewith), collateral reporting and other material correspondence with the holders of the Designated Senior Debt (in their capacities as such), and copies of all additions, amendments, restatements, supplements or other modifications in respect of the Senior Loan Documents and any other Designated Senior Debt Documents.

5.2          Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower and any Lux Party with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if (a) such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (b) the failure to so preserve the same could not reasonably be expected to have a Material Adverse Effect.

5.3          Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises and will make reasonable efforts to do so before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i)(a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (ii) the failure to pay the same could not reasonably be expected to result in a liability in excess of $4,125,000.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Lux 1 (or any direct or indirect parent company thereof) or any of its Subsidiaries).

5.4          Maintenance of Properties.  Except to the extent failure to so comply could not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Lux 1 and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5          Insurance.  Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit

Parties and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.6          Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (x) so long as no Event of Default has occurred and is continuing, the Credit Parties shall not be required to reimburse the expenses of more than one such visit per year and (y) the Credit Parties shall be given the opportunity to be present in any discussions with the Credit Parties’ independent accountants.

5.7          Lenders Meetings.  The Credit Parties will, upon the request of Requisite Lenders, participate in a meeting of Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location (including telephonically) as may be agreed to by Borrower and Requisite Lenders) at such time as may be agreed to by Borrower and Requisite Lenders; provided that no Credit Party shall be obligated to reimburse any expenses of any Lender relating to such Lender’s attendance of such meeting.

5.8          Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9          Environmental.

(a)           Environmental Disclosure.  Lux 1 will deliver to each Lender (solely with respect to those Facilities located in the United States):

(i)            as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Lux 1 or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any significant Environmental Claims;

(ii)           promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any material Release or threatened material Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Lux 1 or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)          as soon as practicable following the sending or receipt thereof by Lux 1 or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any pending or threatened Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any material Release or threatened material Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether Lux 1 or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)          prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Lux 1 or any of its Subsidiaries that could reasonably be expected to (A) expose Lux 1 or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Lux 1 or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Lux 1 or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Lux 1 or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)           with reasonable promptness, such other documents and information as from time to time may be reasonably requested by any Lender in relation to any matters disclosed pursuant to this Section 5.9(a).

With respect to any notice or document hereunder, no Credit Party or any of its Subsidiaries or Affiliates shall be required to disclose to any Lender any information, document or communication that, in the opinion of its counsel, is: (1) prohibited by law to be disclosed; or (2) subject to an attorney-client privilege or constitutes attorney work product and disclosure to any Lender would constitute a waiver of such privilege or work product protection.  The Credit Parties and their Subsidiaries or Affiliates will make a good faith effort to minimize, to the maximum extent possible (including through the use of redaction), the information to be withheld from disclosure under this provision.

(b)           Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10        Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of a Credit Party, such Credit Party shall (a) promptly (and in any event within ten Business Days after such Person becomes a Subsidiary or such longer period as may be agreed by Requisite Lenders in their sole discretion) cause such Domestic Subsidiary to become a Guarantor hereunder by executing and delivering to Requisite Lenders a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Requisite Lenders, including those which are similar to those described in Sections 3.1(b), 3.1(i) and 3.1(l).  With respect to each such Subsidiary, Lux 1 shall, or shall cause such Credit Party to, promptly (and in any event within 10 Business Days after such Person becomes a Subsidiary or such longer period as may be agreed by Requisite Lenders in their sole discretion) send to each Lender written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of such Credit Party, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Lux 1; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11        Reserved.

5.12        Reserved.

5.13        Further Assurances.  At any time or from time to time upon the request of Requisite Lenders, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Requisite Lenders may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Requisite Lenders may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors.

5.14        Post-Closing Actions.  Each of the Credit Parties shall satisfy the requirements set forth in Schedule 5.14 on or before the date specified for such requirement or such later date to be determined by the Requisite Lenders.

5.15        Luxembourg Guarantors.  (a) Each Luxembourg Guarantor will comply with all applicable laws, rules, regulations and orders relating to the approval, filing or publication of annual accounts, promptly and in any event within the applicable time frames provided by the relevant Luxembourg law, rule, regulation or order and (b) no Luxembourg Guarantor will change its jurisdiction of formation to nor maintain the center of its main interests in any jurisdiction within the European Community other than Luxembourg.

SECTION 6.                 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Termination Date, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of any Subsidiary of Borrower to Borrower or to any other Subsidiary of Borrower, or of Borrower to any Subsidiary of Borrower; provided, (i) all such Indebtedness shall be evidenced by an Intercompany Note, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an Intercompany Note (provided, for the avoidance of doubt, that payment in respect of any Intercompany Note shall be permitted so long as no Event of Default has occurred and is continuing), (iii) any payment by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6;

(c)           Indebtedness of any Subsidiary of Lux 3 to Lux 3 or any other Subsidiary of Lux 3, or of Lux 3 to any Subsidiary of Lux 3;

(d)           Indebtedness of Borrower or any Subsidiary of Borrower to Lux 1 or any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries); provided, (i) all such Indebtedness shall be evidenced by an intercompany note in form and substance reasonably acceptable to Requisite Lenders and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an Affiliate Subordination Agreement;

(e)           Indebtedness of Lux 1 or any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) to Borrower or any Subsidiary of Borrower; provided (i) all such Indebtedness shall be evidenced by an Intercompany Note (except as otherwise evidenced by an Existing Intercompany Note) and (ii) such Indebtedness is permitted as an Investment under Section 6.6;

(f)            the Senior Debt (and guaranties thereof by the Credit Parties) in an aggregate principal amount not to exceed $210,000,000 (plus any increases permitted by Section 6.15 and less any Principal Reductions) and any modifications, refundings, extensions, refinancings replacements or renewals of the Senior Debt; provided that any such modification, refunding, replacement, extension, refinancing or renewal shall be made solely in accordance with Section 6.15 and shall be in an aggregate principal amount not greater than the aggregate principal amount of the Senior Debt being modified, refunded, extended, renewed or refinanced (plus accrued and unpaid interest thereon and any premiums payable thereon);

(g)           Indebtedness evidenced by the Existing Intercompany Notes, and any modifications, refundings, extensions, refinancings or renewals of such Indebtedness; provided that any such modification, refunding, extension, refinancing or renewal shall be made solely in accordance with Section 6.16 and shall be in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being modified, refunded, extended, renewed or refinanced;

(h)           Indebtedness incurred by any Subsidiary of Lux 1 (other than any Lux Party or Holdings) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition (“Earn Out Indebtedness”)), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Subsidiary of Lux 1 (other than any Lux Party or Holdings) pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions hereunder of any business, assets or Subsidiary of any Subsidiary of Lux 1 (other than any Lux Party or Holdings); provided that neither Borrower nor any of its Subsidiaries may incur any such Indebtedness on account of the foregoing with respect to a Permitted Acquisition or permitted disposition hereunder made by any Person other than Borrower and its Domestic Subsidiaries; provided further that Earn Out Indebtedness shall not exceed the lower of (A) $11,000,000 in the aggregate for all such Earn Out Indebtedness and (B) 22% of the value of the consideration paid in connection with a Permitted Acquisition;

(i)            Indebtedness which may be deemed to exist pursuant to any guaranties, performance, bid, surety, statutory or appeal bonds, or similar obligations and workers’ compensation claims, self-insurance obligations or bankers acceptances, in each case, incurred in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting any of the foregoing; provided that none of Holdings or any of its Subsidiaries shall incur or assume any such obligations with respect to Lux 1 and its Subsidiaries (other than Holdings and its Subsidiaries) or to the business or operations thereof;

(j)            Indebtedness in respect of (i) netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business and (ii) credit cards, credit card processing services, debit cards, stored value cards and purchase cards incurred in the ordinary course of business and in an aggregate amount under this clause (ii) not to exceed $550,000 at any time;

(k)           guaranties by Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Guarantor Subsidiary of Indebtedness of Borrower or another Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1 (other than clause (m) of this Section 6.1); provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(l)            guaranties by any Subsidiary of Lux 1 (other than any Lux Party, Holdings or its Subsidiaries) of Indebtedness of another Subsidiary of Lux 1 with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured the guaranty shall also be unsecured;

(m)          Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to

Lenders than the Indebtedness being refinanced or extended taken as a whole (subject to changes to reflect then-current market terms), and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced unless the original obligor and the new obligor are both Subsidiaries of Lux 3, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(n)           Indebtedness of any Subsidiary of Lux 1 (other than any Lux Party or Holdings) with respect to Capital Leases in an aggregate principal amount, when added to the aggregate amounts of Indebtedness incurred pursuant to clauses (o) and (p) of this Section 6.1, not to exceed at any time $5,500,000;

(o)           purchase money Indebtedness of any Subsidiary of Lux 1 (other than any Lux Party or Holdings) in an aggregate principal amount, when added to the aggregate amounts of Indebtedness incurred pursuant to clauses (n) and (p) of this Section 6.1, not to exceed at any time $5,500,000; provided, any such Indebtedness shall constitute not less than 50% of the aggregate consideration paid with respect to such asset;

(p)           Indebtedness (i) of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Lux 3 or Holdings or Indebtedness attaching to assets that are acquired by Lux 1 or any of its Subsidiaries (other than any Lux Party or Holdings), in each case after the Closing Date as the result of a Permitted Acquisition (or Indebtedness assumed by such Person pursuant to a Permitted Acquisition as a result of a merger or consolidation to effectuate a Permitted Acquisition), in an aggregate principal amount, when added to the aggregate principal amounts of Indebtedness incurred pursuant to subclause (ii) below and clauses (n) and (o) of this Section 6.1, not to exceed $5,500,000 at any time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) if such Indebtedness is secured, such Indebtedness does not constitute debt for borrowed money, or (ii) owed to the seller of any property acquired pursuant to a Permitted Acquisition on an unsecured basis in an aggregate principal amount, when added to the aggregate principal amounts of Indebtedness incurred pursuant to subclause (i) above and clauses (n) and (o) of this Section 6.1, not to exceed $5,500,000 at any one time outstanding;

(q)           guaranties by (i) Lux 1 and its Subsidiaries (other than Holdings and its Subsidiaries) of Indebtedness of employees and officers of Lux 1 and its Subsidiaries in respect of expenses of such Persons in connection with ordinary course of business purposes, if the aggregate principal amount of Indebtedness so guaranteed, when added to (x) the aggregate principal amount of unreimbursed payments theretofore made in respect of such guaranties and the amount of loans and advances then outstanding under clause (f)(i) of Section 6.6 and (y) the aggregate principal amount of Indebtedness guaranteed pursuant to subclause (ii) below, shall not at any time exceed $550,000 and (ii) Holdings and its Subsidiaries of Indebtedness of employees and officers of Holdings and its Subsidiaries in respect of expenses of such Persons in connection with ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to (x) the aggregate amount of unreimbursed payments theretofore made in respect of such guaranties and the amount of loans and advances then outstanding under clause (f)(ii) of Section 6.6 and (y) the aggregate amount of Indebtedness guaranteed pursuant to subclause (i) above, shall not at any time exceed $550,000;

(r)            Indebtedness (i) incurred by any Foreign Subsidiaries (other than any Lux Party and any other Foreign Subsidiary located in Europe) in an aggregate amount not to exceed $5,500,000 at any time outstanding and (ii) incurred by any Foreign Subsidiary (other than any Lux Party) located in Europe in an aggregate amount not to exceed €5,500,000 at any time outstanding;

(s)           Indebtedness under any Hedge Agreements; provided that if such Hedging Agreements relate to interest rates, (i) such Hedge Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Credit Documents and (ii) the notional principal amount of such Hedge Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;

(t)            other unsecured Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $3,300,000; and

(u)           the Additional Senior Debt (and guaranties thereof by the Credit Parties) in an aggregate principal amount not to exceed $25,000,000 (less any increases to the outstanding principal amount of Senior Debt and less any Principal Reductions) and any modifications, refundings, extensions, refinancings replacements or renewals of the Additional Senior Debt; provided that any such modification, refunding, replacement, extension, refinancing or renewal shall be subject to Section 6.15 and shall be in an aggregate principal amount not greater than the aggregate principal amount of the Additional Senior Debt being modified, refunded, extended, renewed or refinanced (plus accrued and unpaid interest thereon and any premiums payable thereon) and further provided, that any Additional Senior Debt of the type otherwise described in foregoing subclauses (e) and (h) of this Section 6.1 shall in any event be subject to the sublimits specified therein.

6.2          Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Lux 1 or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:

(a)           Liens (i) in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Senior Loan Document and (ii) Liens securing Additional Senior Debt on a pari passu basis to the Liens securing the Senior Debt (and which comply with Section 6.18) provided such Liens shall only be permitted to the extent Indebtedness secured thereby is permitted under Section 6.1;

(b)           Liens for Taxes not overdue by more than 30 days, and if overdue by more than 30 days if such obligations with respect to such Taxes (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) do not exceed $550,000 in the aggregate (and, solely in the case of Isola GmbH, $5,500,000 in the aggregate);

(c)           statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen, landlords, suppliers and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than thirty days or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are (x) being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (y) related to obligations secured by such Liens that do not exceed $550,000 in the aggregate;

(d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)           easements, rights-of-way, restrictions, encroachments, covenants, licenses, protrusions and other similar charges or encumbrances and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Lux 1 or any of its Subsidiaries;

(f)            any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license of property permitted hereunder;

(g)           Liens solely on any cash or Cash Equivalents earnest money deposits made by Lux 1 and its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignment of goods, entered into in the ordinary course of business;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property including those imposed pursuant to Environmental Laws, which do not adversely affect the continued use of any such real property;

(k)           non-exclusive outbound licenses, sublicenses or grants of any other right with respect to patents, copyrights, trademarks and other intellectual property rights granted by any of Subsidiary of Lux 1 in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Lux 1 or such Subsidiary;

(l)            Liens described in Schedule 6.2 or in a title report delivered to the Administrative Agent and any Lien granted as a renewal, extension, replacement or substitute therefor; provided that any such renewal, extension, replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date or real property subsequently mortgaged pursuant to the Senior Loan Documents;

(m)          Liens securing Indebtedness permitted pursuant to clauses (n) and (o) of Section 6.1; provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and the proceeds of such asset; provided further that individual financings of assets provided by one lender or its affiliates may be cross-collateralized to other financings of similar assets provided by such lender or its affiliates;

(n)           Liens securing Indebtedness permitted by clause (p) of Section 6.1, provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired (and improvements thereon and products and proceeds thereof); provided further that individual financings of such assets provided by one lender or its affiliates may be cross-collateralized to financings of similar property provided by such lender or its affiliates in accordance with clauses (n) and (o) of Section 6.1 and clause (m) of this Section 6.2;

(o)           Liens on property rented to, or leased by, Borrower or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of Lux 1 or its Subsidiaries, and (iii) such Liens secure only the Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(p)           leases, subleases, licenses and sublicenses of the properties of Lux 1 or any of its Subsidiaries, in each case entered into in the ordinary course of Lux 1 or such Subsidiary’s business so long as they do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of Lux 1 or any of its Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(q)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Lux 1 or any of its Subsidiaries in the ordinary course of business of Lux 1 or such Subsidiary (excluding any general inventory financing);

(r)            Liens securing Indebtedness incurred pursuant to clause (r) of Section 6.1; provided that such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness;

(s)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Lux 1 or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(t)            in connection with the sale, transfer or other disposition of any assets in a transaction permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;

(u)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(v)           Liens securing judgments, attachments or awards not constituting an Event of Default under Section 8.1.

6.3          No Further Negative Pledges.  No Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Secured Obligations, except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (c) this Agreement and the other Credit Documents and the Senior Loan Documents; (d) covenants in documents creating Liens permitted by Section 6.2 prohibiting further Liens on the properties encumbered thereby and the proceeds and products thereof; (e) customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under this Agreement and applicable solely to such Joint Ventures; (f) customary restrictions on licenses or permits so long as such restrictions solely relate to the assets subject thereto; (g) any prohibition or limitation that exists in any agreement in effect at the time any Person becomes a Subsidiary of Lux 1, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary of Lux 1; or (h) any prohibition or limitation that is imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clause (a), (d) or (g); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

6.4          Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly,

declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that:

(a)           any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b)           any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) may declare and pay dividends or make other distributions ratably to its equity holders; provided that, except as provided in clauses (f), (g), (h) and (i) below, the proceeds of any such dividends or other distributions made to Lux 2 must be contemporaneously applied by Lux 2, directly or indirectly, as a contribution to the common Equity Interests of Holdings (which proceeds are contemporaneously contributed by Holdings to the common Equity Interests of Borrower);

(c)           Reserved;

(d)           payments of Earn Out Indebtedness will be permitted; provided that, both immediately prior to and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom, (y) Lux 1 will be in compliance with the covenants set forth in Section 6.7 of the Senior Loan Agreement as in effect from time to time and (z) the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will not be less than $45,000,000;

(e)           Borrower may make Restricted Junior Payments to Holdings (and Holdings may make Restricted Junior Payments, directly or indirectly, to any Lux Party and TPG Hattrick Holdco, LLC and Lux 1 may make Restricted Payments, directly or indirectly, to TPG Hattrick Holdco, LLC) (i) in an aggregate amount, when added to the aggregate amount of Restricted Junior Payments made pursuant to clause (f) of this Section 6.4, not to exceed $2,200,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and to permit any Lux Party and TPG Hattrick Holdco, LLC to pay general administrative costs and expenses that are attributable to their direct or indirect ownership of Holdings and its Subsidiaries and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose;

(f)            any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) may make Restricted Junior Payments, directly or indirectly, to the Lux Parties and TPG Hattrick Holdco, LLC and Lux 1 may make Restricted Payments, directly or indirectly, to TPG Hattrick Holdco, LLC (i) in an aggregate amount, when added to the aggregate amount of Restricted Junior Payments made pursuant to clause (e) of this Section 6.4, not to exceed $2,200,000 in any Fiscal Year, to the extent necessary to permit the Lux Parties and TPG Hattrick Holdco, LLC to pay general administrative costs and expenses and (ii) to the extent necessary to permit a Lux Party and TPG Hattrick Holdco, LLC to discharge the consolidated tax liabilities of such Lux Party, TPG Hattrick Holdco, LLC and its or their respective Subsidiaries, in each case so long as such Lux Party and/or TPG Hattrick Holdco, LLC applies the amount of any such Restricted Junior Payment for such purpose;

(g)           so long as no Event of Default has occurred and is continuing, payments to Lux 1 and TPG Hattrick Holdco, LLC to permit Lux 1 and TPG Hattrick Holdco, LLC to repurchase or redeem Qualified Equity Interests of Lux 1 and TPG Hattrick Holdco, LLC held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Subsidiary, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of (x) $1,100,000 (and up to 50% of such $1,100,000 not used in any Fiscal Year may be carried forward to the next succeeding (but no other) fiscal year), plus (y) the net cash proceeds of any “key-man” life insurance policies of Lux 1 and its Subsidiaries less the amount of any dividends that have been used to make any repurchases, redemptions or payments under this clause (g);

(h)           Permitted Tax Distributions;

(i)            payments of fees and out-of-pocket expenses made pursuant to clauses (c), (i) and (j) of Section 6.11 (and any Subsidiary of Lux 1 may make Restricted Junior Payments to Lux 1 to permit Lux 1 to make such payments);

(j)            Lux 1 may repurchase Equity Interests of Lux 1 deemed to occur upon the exercise of options, rights or warrants if such Equity Interests represent a portion of the exercise price of such options, rights or warrants; and

(k)           so long as no Event of Default has occurred and is continuing, any Subsidiary of Lux 1 may make payments, directly or indirectly, to the Lux Parties, and Lux 1 may make payments, directly or indirectly, to TPG Hattrick Partners LP, to permit the repurchase, redemption, retirement or to obtain the surrender of any outstanding warrants, options or other rights to acquire any Equity Interests of TPG Hattrick Partners LP held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Subsidiary of Lux 1; provided, that the aggregate cash consideration paid for all such redemptions and payments shall not exceed $1,100,000 in the aggregate.

6.5          Restrictions on Subsidiary Distributions.  Except as provided herein or in the Designated Senior Debt Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Lux 1 to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Lux 1 or any other Subsidiary of Lux 1, (b) repay or prepay any Indebtedness owed by such Subsidiary to Lux 1 or any other Subsidiary of Lux 1, (c) make loans or advances to Lux 1 or any other Subsidiary of Lux 1, or (d) transfer, lease or license any of its property or assets to Lux 1 or any other Subsidiary of Lux 1 other than restrictions (i) in agreements evidencing Indebtedness permitted by clauses (n), (o) and (t) of Section 6.1 that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of customary provisions of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) by reason of customary provisions restricting assignment of any agreement entered into by Lux 1 or a Subsidiary in the ordinary course of business, (v) by reason of any holder of a Lien permitted by Section 6.2 restricting the transfer of the property subject thereto, (vi) by reason of any agreement in effect at the time such Person becomes a Subsidiary of Lux 1, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Lux 1, (vii) under applicable laws or regulations, (viii) by reason of restrictions imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clauses (i) or (v) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, (ix) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.8 pending the consummation of such sale, or (x) described in Schedule 6.5.

6.6          Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Closing Date in any Subsidiary of Lux 1 and Investments made after the Closing Date by Holdings or any Subsidiary of Holdings in Borrower and any wholly-owned Guarantor Subsidiary of Borrower;

(c)           (i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or trade creditors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Lux 1 and its Subsidiaries, (iii) endorsed negotiable instruments held for collection in the ordinary course of business and (iv) make lease, utility, insurance and other similar deposits made in the ordinary course of business and as permitted by Section 6.2;

(d)           intercompany loans to the extent permitted under clause (b) of Section 6.1 and other Investments (not constituting Indebtedness) in Subsidiaries of Borrower which are not wholly-owned Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries of Borrower other than wholly-owned Guarantor Subsidiaries of Borrower shall not exceed at any time an aggregate principal amount of $2,750,000;

(e)           intercompany loans to the extent permitted under clauses (c), (d), (e) and (g) of Section 6.1 and other Investments (not constituting Indebtedness) by Lux 1 or any Subsidiary of Lux 1 in Lux 1 or any Subsidiary of Lux 1; provided that (i) any Indebtedness permitted under clause (e) of Section 6.1 and (ii) any other Investments (not constituting Indebtedness) by Holdings or any of its Subsidiaries in Lux 1 or any of its Subsidiaries, in each case, incurred or made after the Closing Date, shall not exceed at any time an aggregate principal amount of $11,000,000;

(f)            (i) loans and advances made by Lux 1 and its Subsidiaries (other than Holdings and its Subsidiaries) to employees, officers and directors of Lux 1 and its Subsidiaries made in the ordinary course of business in an aggregate principal amount outstanding, when added to the aggregate amount of loans and advances outstanding pursuant to subclause (ii) below, not to exceed $1,100,000 and (ii) loans and advances made by Holdings and its Subsidiaries to employees, officers and directors of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount outstanding, when added to the aggregate amount of loans and advances outstanding pursuant to subclause (i) above, not to exceed $1,100,000;

(g)           Permitted Acquisitions permitted pursuant to Section 6.8;

(h)           Investments described in Schedule 6.6, and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.6 and any such modification, replacement, renewal or extension is not materially more burdensome on Lux 1 and its Subsidiaries taken as a whole or on Holdings and its Subsidiaries taken as a whole;

(i)            Hedge Agreements which constitute Investments;

(j)            Investments made by Lux 1 or any Subsidiary of Lux 1 as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.8; and

(k)           other Investments in an aggregate amount not to exceed, during the term of this Agreement, the sum of (i) $1,100,000 plus (ii) the aggregate amount of proceeds from any Excluded Equity Issuance since the Closing Date; provided that it is understood and agreed that (x) amounts in respect of clause (k)(i) above may be used to effect any acquisition so long as such acquisition constitutes a Permitted Acquisition that is permitted to be made pursuant to clause (i) of Section 6.8 and (y) amounts in respect of clause (k)(ii) above may not in any case be used to effect any acquisition described in the definition of “Permitted Acquisition”.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7          Reserved.

6.8          Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire all or substantially all of the assets or Equity Interests of any Person or any division or line of business or other business unit of any Person of any Person, except:

(a)           (i) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person or (ii) any Subsidiary of Lux 3 may be merged with or into any other Subsidiary of Lux 3, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other wholly-owned Subsidiary of Lux 3;

(b)           any Subsidiary of Lux 1 (other than Borrower) may be converted into, or reorganized or reconstituted as, a corporation, limited partnership or limited liability company;

(c)           (i) any sale or discount, in each case without recourse, of past due accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (and, for the avoidance of doubt, not as part of a bulk sale or financing of accounts receivable) and (ii) the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Borrower, no longer used or useful in the conduct of the business of Lux 1 or its Subsidiaries or is not otherwise of material value;

(d)           Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $11,550,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash and (3) to the extent required under Senior Loan Documents as in effect on the Closing Date (and under any applicable Designated Senior Debt Documents as in effect as of their initial date of effectiveness), proceeds are applied to the repayment of Senior Debt (and any other Designated Senior Debt, as applicable);

(e)           inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued);

(f)            sales, leases or licenses out of other assets for aggregate consideration of less than $110,000 with respect to any transaction or series of related transactions and less than $1,100,000 in the aggregate during any Fiscal Year;

(g)           disposals of obsolete, worn out or surplus property;

(h)           transfers of property as a result of any event from which Net Insurance/Condemnation Proceeds are received, but only upon receipt of the Net Cash Proceeds of such events;

(i)            Permitted Acquisitions by Borrower or any wholly-owned Domestic Subsidiary of Borrower, the Acquisition Consideration for which constitutes (i) when added to the aggregate Acquisition Consideration paid in such Fiscal Year pursuant to clause (j)(i) of this Section 6.8, less than $5,500,000 in the aggregate for such Fiscal Year, and (ii) when added to the aggregate Acquisition Consideration paid at any time on or after the Closing Date pursuant to clause (j)(ii) of this Section 6.8, less than $11,000,000 in the aggregate from the Closing Date to the date of determination;

(j)            Permitted Acquisitions by any wholly-owned subsidiary of Lux 2 (other than Holdings and its Subsidiaries), the Acquisition Consideration for which constitutes (i) when added to the aggregate Acquisition Consideration paid in such Fiscal Year pursuant to clause (i)(i) of this Section 6.8, less than $5,500,000 in the aggregate for such Fiscal Year, and (ii) when added to the aggregate Acquisition Consideration paid at any time on or after the Closing Date pursuant to clause (i)(ii) of this Section 6.8, less than $11,000,000 in the aggregate from the Closing Date to the date of determination;

(k)           Cash Equivalents may be disposed of or liquidated in the ordinary course of business;

(l)            Lux 1 and any of its Subsidiaries may license or sublicense software, trademarks and other intellectual property on a non-exclusive basis in the ordinary course of business; provided that such licenses or sublicenses do not interfere in any material respect with the ordinary conduct of, or materially detract from the value of, the business of Lux 1 or such Subsidiary;

(m)          Asset Sales by any Subsidiary of Lux 1 (other than a Lux Party or Holdings) to any other Subsidiary of Lux 1 (other than a Lux Party or Holdings) (including any such Asset Sale effected pursuant to a merger, consolidation, liquidation or dissolution); provided that (i) the fair market value of the business, assets or properties sold pursuant to any such Asset Sales from Borrower, Holdings or a Guarantor that is a Domestic Subsidiary of Holdings to any Foreign Subsidiary shall not exceed $2,200,000 in the aggregate from the Closing Date to the date of determination and (ii) to the extent such Asset Sale constitutes an Investment, such Investment must be permitted by Section 6.6 and any Indebtedness corresponding to such Investment must be permitted by Section 6.1;

(n)           Liens granted in compliance with Section 6.2;

(o)           capital expenditures made in the ordinary course of business by Lux 1 and its Subsidiaries shall be permitted to the extent permitted by Section 6.7(c) of the Senior Loan Agreement as in effect from time to time;

(p)           Lux 1 and any Subsidiary of Lux 1 may effect Permitted Exchanges in accordance with the definition thereof; provided that any Cash and Cash Equivalents received pursuant thereto shall be included in the calculation for purposes of clause (d) of this Section 6.8;

(q)           Investments made in accordance with Section 6.6;

(r)            dispositions of the facilities located at (i) 401 Whitney Place, Fremont, California and (ii) 40 Industrial Park, Franklin, New Hampshire; and

(s)           the liquidation, winding up or dissolution of the Dalian Joint Venture.

6.9          Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly issue any Equity Interest, except (i) to qualify directors if required by applicable law, (ii) that Lux 1 may issue Qualified Equity Interests and, to the extent permitted under Section 6.1, Disqualified Equity Interests, (iii) with respect to any Subsidiary of Lux 1, for stock splits, stock dividends and additional issuances of Equity Interests which do not (after giving effect thereto) decrease the percentage ownership of Lux 1 or any of its Subsidiaries in any class of the Equity Interest of such Subsidiary, (iv) that Subsidiaries of Lux 1 formed after the Closing Date in accordance with Sections 5.10 and 6.6 may issue Equity Interests to Lux 1 or the Subsidiary of Lux 1 which is to own such Equity Interests, (v) from a Subsidiary of Lux 3 to Lux 3 or another wholly-owned Subsidiary of Lux 3 in a transaction not otherwise prohibited under this Agreement; or (vi) from a Subsidiary of Borrower to Borrower or any wholly-owned Guarantor Subsidiary in a transaction not otherwise prohibited under this Agreement or (b) except as permitted by Section 6.2 with respect to Liens that arise by operation of law, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except (i) with respect to the Equity Interests of any Guarantor Subsidiary, sell, assign or otherwise dispose of such Equity Interests to Borrower or any other Guarantor Subsidiary (subject to the restrictions on such disposition otherwise imposed hereunder); (ii) with respect to the Equity Interests of any Subsidiary of Lux 3, sell, assign or otherwise dispose of such Equity Interests to any other Subsidiary of Lux 3 (subject to the restrictions on such disposition otherwise imposed hereunder); or (iii) to qualify directors if required by applicable law.

6.10        Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Lux 1 or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party or such Subsidiary to any Person (other than Lux 1 or any of its Subsidiaries) in connection with such lease (any such transaction, a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.8 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by clause (o) of Section 6.2, (iv) any Indebtedness arising therefrom is permitted under Section 6.1 and (v) to the extent required under Senior Loan Documents as in effect on the Closing Date (and under any applicable Designated Senior Debt Documents as in effect as of their initial date of effectiveness), proceeds are applied to the repayment of Senior Debt (and any other Designated Senior Debt, as applicable).

6.11        Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Lux 1 on terms that are less favorable to Lux 1 or that

Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate of Lux 1; provided, the foregoing restriction shall not apply to:

(a)           any transaction between or among Credit Parties;

(b)           any transaction between or among Lux 1 and any of its Subsidiaries (other than Holdings or any Subsidiary of Holdings);

(c)           reasonable and customary fees and expense reimbursements paid to members of the board of directors (or similar governing body) of TPG Hattrick Holdco, LLC and its Subsidiaries (other than any such fees paid to members of the board of directors or similar governing body of TPG Hattrick Holdco, LLC and any of its Subsidiaries that are officers or employees of such Person or that are officers or employees of an Affiliate of such Person);

(d)           compensation arrangements (including retirement, health, stock option and other benefit plans) and indemnification arrangements for directors, officers and other employees of Lux 1 and its Subsidiaries entered into in the ordinary course of business;

(e)           Investments permitted by clause (d), (e) and (f) of Section 6.6 and Restricted Junior Payments permitted by Section 6.4;

(f)            Asset Sales permitted by clause (m) of Section 6.8;

(g)           issuances of Qualified Equity Interests of Lux 1 permitted by Section 6.9;

(h)           any transaction with an Affiliate where the only consideration paid is Qualified Equity Interests of Lux 1;

(i)            payments of regular management fees and out-of-pocket expenses to Sponsor in the amounts and at the times specified in the Monitoring Agreement (as in effect on the Closing Date or as thereafter replaced, amended, supplemented or otherwise modified in any manner, that (x) does not increase the aggregate amount of such payments or accelerate the dates on which such payments are due and (y), when taken as a whole, are not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date) (A) that have accrued on or prior to the Closing Date and that are paid on the Closing Date; provided that such accrued management fees and out-of-pocket expenses paid on the Closing Date shall not exceed $3,250,000 and (B) that become due and payable subsequent to the Closing Date; provided that, in the case of clause (B), (i) no Default under clauses (a), (f) or (g) of Section 8.1 or Event of Default shall have occurred and be continuing at the time of such payment or would result from the making of such payment, (ii) the payment of regular management fees to Sponsor shall in no event exceed $2,000,000 in any Fiscal Year plus the accrued amount of any such regular management fees accrued after the Closing Date that were not previously permitted to be made to Sponsor pursuant to this Section 6.11, (iii) the payment of out-of-pocket expenses to Sponsor shall in no event exceed $50,000 in any Fiscal Year plus the accrued amount of any such out-of-pocket expenses not previously permitted to be made to Sponsor pursuant to this Section 6.11, (iv) no such payments shall be made at any time unless the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will be greater than $40,000,000 on a pro forma basis after giving effect to such payments, and (v) the payment of such amounts shall be subordinated to the Obligations pursuant to the terms of the Management Fee Subordination Agreement;

(j)            transactions pursuant to the Credit Documents, consummation of the Transactions and payment of Transaction Costs (including with respect to this Agreement and the Senior Loan Agreement);

(k)           that certain Distributor Agreement, dated as of June 1, 2004, by and between Borrower and Insulectro, a California corporation;

(l)            sales of inventory among Lux 1 and its Subsidiaries in the ordinary course of business and consistent with past practices;

(m)          the existence of, and the performance by Lux 1 or any of its Subsidiaries of its respective obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date, and which has been disclosed to the Lenders, as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by Lux 1 or any of its Subsidiaries of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.11(m) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date; and

(n)           transactions described in Schedule 6.11.

6.12        Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or substantially related businesses or reasonable extensions thereof and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13        Permitted Activities of Holdings and each Lux Party.  None of Holdings, Lux 1, Lux 2 or Lux 4 shall (and Lux 1, Lux 2 and Lux 4 shall not permit any other Lux Party to)  (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, intercompany Indebtedness to the extent permitted under Section 6.1, the other Transaction Documents and other obligations or liabilities incidental to the maintenance of its legal existence and the ownership of its Subsidiaries (including the ability to incur fees, costs and expenses relating to such maintenance and ownership); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Senior Loan Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of (A) in the case of Holdings, Borrower, (B) in the case of Lux 1, Lux 2, (C) in the case of Lux 2, Lux 3 and Lux 4, (x) in the case of Lux 3, its Subsidiaries and (D) in the case of Lux 4, Holdings, together in each case with activities incidental to holding such Equity Interests, (ii) performing its obligations and activities incidental thereto under the Transaction Documents, and (iii) making and/or receiving Restricted Junior Payments and making Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its direct Subsidiaries; (f) create or acquire any Subsidiary or make or own any direct Investment in any Person other than (i) intercompany Indebtedness to the extent permitted under Section 6.1, (ii) in the case of Holdings, Borrower, (iii) in the case of Lux 1, Lux 2, (iv) in the case of Lux 2, Lux 3 and Lux 4, (v) in the case of Lux 3, its Subsidiaries and (vi) in the case of Lux 4, Holdings; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14        Amendments or Waivers of Organizational Documents and Monitoring Agreement.  No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents in any manner materially adverse to the interest of the Lenders after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.  No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of the Monitoring Agreement in any manner materially adverse to the interest of the Lenders after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.15        Amendments or Waivers of with respect to the Designated Senior Debt Documents.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Senior Debt Documents as in effect on the Closing Date or the Additional Senior Debt Documents as in effect as of their initial date of effectiveness, in each case, if the effect of any such amendment or change is to (a) increase the effective yield (without limitation, taking into account applicable interest rate, fees (other than reasonable and customary fees in respect of amendments, restatements, supplements or other modifications) and original issue discount) on the Designated Senior Debt by an amount in excess of 2.50% per annum (other than in connection with the imposition of the default rate set forth in the Senior Loan Agreement as of the Closing Date or set forth in any other applicable Designated Senior Debt Document with respect to any Additional Debt as of the effective date thereof), (b) reduce, restrict, delay or otherwise impair payments otherwise permitted to be made on the Obligations (which for the avoidance of doubt, does not include (i) any increase in the interest rate in respect thereof which increase is otherwise permitted hereby, (ii) any amendment or modification of any financial covenant or any definitions used therein, or (iii) any increase in scheduled amortization or the required mandatory prepayments, in each case, that are not directed to restrict payments otherwise permitted to be made on the Obligations), (c) increase principal amounts or lending commitments to any amount in excess of $235,000,000 (less any Principal Reductions), (d) extend any scheduled payment date beyond the Term Loan Maturity Date pursuant to clause (i) of the definition thereof (except in the case of any such amendment which permits the Obligations to be repaid in full in cash on or before such date), (e) would result in the occurrence of a Default or Event of Default on the date of such amendment or other modification, or (f) make more restrictive or onerous with respect to Oaktree any of the provisions of Section 10.5 or

Section 10.6 of the Senior Loan Agreement or other similar provisions of the Designated Senior Debt Documents (including any defined terms in respect thereof),  in each case, as in effect as of the initial date of effectiveness thereof, relating to the rights and obligations of holders (or prospective holders) of Designated Senior Debt which are Affiliates of the Credit Parties.

6.16        Amendments or Waivers of or with respect to Existing Intercompany Notes.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any Existing Intercompany Note after the Closing Date (other than such amendments, supplements or other modifications (i) the effect of which, together with all other amendments or changes made, would not be adverse to Holdings or any of its Subsidiaries or any Lender, provided, that the extension of the maturity date of any Existing Intercompany Note shall not be deemed to be adverse to Holdings or any of its Subsidiaries or any Lender, and (ii) with respect to which the applicable Credit Parties have provided at least ten Business Days prior written notice to each Lender (or such shorter period as may be agreed by the Requisite Lenders in their sole discretion), without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.17        Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from on or about December 31.

6.18        Anti-Layering.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, incur any Indebtedness which is subordinated (either in respect of liens or payment or any combination thereof) to the Designated Senior Debt unless such Indebtedness is expressly subordinated to the Obligations on terms and conditions reasonably acceptable to the Requisite Lenders; provided, however, this Section 6.18 shall not apply to (i) amendments, restatements, supplements and other modifications to the Designated Senior Debt which are both (x) permitted by Section 6.15 and (y) effectuated for the purpose of making certain amounts of such Designated Senior Debt “last out” in the payment waterfall therein and with respect to allocation of proceeds of collateral but which do not create a new class of Indebtedness or otherwise establish intercreditor rights between one or more tranches of Designated Senior Debt (and to the extent that any lien subordination is effectuated with respect to any portion of Designated Senior Debt other than solely by virtue of payment waterfalls within the Designated Senior Debt, such lien subordination shall not be permitted).

SECTION 7.                 GUARANTY

7.1          Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lenders for the ratable benefit of the Lenders the due and punctual payment in full in cash of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (collectively, the “Guaranteed Obligations”).

7.2          Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder and under the other Credit Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3          Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, Guarantors will upon demand pay, or cause to be paid, in Cash, to the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lenders as aforesaid.

7.4          Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the occurrence of the Termination Date.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Any Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Lender with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Lender may have against any such security, in each case as such Lender in its discretion may determine consistent herewith, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the occurrence of the Termination Date), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Lux 1 or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5          Waivers by Guarantors.  Each Guarantor hereby waives to the extent permitted by law, for the benefit of Lenders: (a) any right to require any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Lender in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than the occurrence of the Termination Date; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6          Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Termination Date occurs, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Lender now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Lender.  In addition, until the Termination Date occurs, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Lender may have against Borrower, to all right, title and interest any Lender may have in any such collateral or security, and to any right any Lender may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Termination Date has not occurred, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7          Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing and the Obligations have been accelerated in accordance with Section 8.1, shall be held in trust for the Lenders and shall forthwith be paid over to the Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8          Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date occurs.  To the extent permitted by law, each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9          Authority of Guarantors or Borrower.  It is not necessary for any Lender to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10        Financial Condition of Borrower.  Any credit extension may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation is entered into, as the case may be.  No Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Lender.

7.11        Bankruptcy, Etc.

(a)           The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lenders, or allow the claim of the Lenders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, solely in the event and to the extent that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12        Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Lender or any other Person effective as of the time of such Asset Sale.

7.13        Lux Parties.  Notwithstanding anything to the contrary in this Agreement, the aggregate amount payable by each Guarantor incorporated in the Grand Duchy of Luxembourg (each a “Luxembourg Guarantor”) shall, from time to time, be limited to an amount not exceeding at any time the greater of:

(a)           firstly:

(i)            the principal amount (if any) borrowed by that Luxembourg Guarantor or any of its Affiliates from another member of the group to which that Luxembourg Guarantor belongs and financed directly or indirectly by a borrowing under the Credit Documents; plus

(ii)           95% of the sum of that Luxembourg Guarantor’s “capitaux propres” (as referred to in article 34 of the Luxembourg Act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) and its subordinated debts (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings), as reflected in its last annual accounts (approved by a shareholders’ meeting) available on the date of payment under this guarantee; and

(b)           secondly:

(i)            the principal amount (if any) borrowed by that Luxembourg Guarantor or any of its Affiliates from another member of the group to which that Luxembourg Guarantor belongs and financed directly or indirectly by a borrowing under the Credit Documents; plus

(ii)           95% of the sum of that Luxembourg Guarantor’s “capitaux propres” (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) and its subordinated debts (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings), as reflected in its last annual accounts (approved by a shareholders’ meeting) available as at the date of this Agreement provided, however, that (i) the limitation contained in this Section 7.13 shall not apply to Lux 1 and (ii) with respect to each Luxembourg Guarantor other than Lux 1, the limitation contained in this Section 7.13 shall not apply to any guarantee assumed under any Credit Document for any obligations of the Borrower or any other Person that is a direct or indirect Subsidiary of such Luxembourg Guarantor, nor shall the limitation apply to any guarantee assumed under any Credit Document for any obligations of a Luxembourg Guarantor which result from any obligations of the Borrower or any other Person that is a direct or indirect Subsidiary of such Luxembourg Guarantor, under any Credit Document.

SECTION 8.                 EVENTS OF DEFAULT

8.1          Events of Default.  If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

(b)           Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Designated Senior Debt and any Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $4,125,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness (other than Designated Senior Debt) in the aggregate principal amount (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any Designated Senior Debt becoming or being declared due and payable (or subject to compulsory repurchase or redeemable) prior to its stated maturity; or

(c)           Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d) and, in

each case, such default shall continue unremedied for a period of ten Business Days and (ii) Section 2.3, 5.1(f)(i), Section 5.2 (solely with respect to the existence of Borrower and the Lux Parties), Section 5.14 (including the items set forth in Schedule 5.14) or Section 6; or

(d)           Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)           Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Lux 1 or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Lux 1 or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Lux 1 or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Lux 1 or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Lux 1 or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Lux 1 or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Lux 1 or any of its Material Subsidiaries shall make any general assignment for the benefit of creditors; or (ii) Lux 1 or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Lux 1 or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)           Judgments and Attachments.  Any money judgment, order or decree of attachment or similar process involving in the aggregate at any time an amount in excess of $4,125,000 (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Lux 1 or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)            Dissolution.  Except as permitted by Section 6.8, any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)            Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $4,125,000 during the term hereof or in the imposition of a Lien on any properties of Lux 1 or any of its Subsidiaries; or (ii) or any Foreign Plan shall fail to comply with any applicable requirement of law or applicable regulatory authority which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or (iii) Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates shall have received a notice by a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, in each case which individually or in the aggregate results in or could reasonably be expected to result in liability in excess of $4,125,000 or the imposition of a Lien on Lux 1, any of its Subsidiaries or any of their respective Affiliates. For purposes of this provision, a Foreign Plan that is not required to be funded will not be considered insolvent solely by reason of the fact that it is not required to be funded; or

(k)           [intentionally omitted]; or

(l)            Guaranties and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of the occurrence of the Termination Date) or shall be declared null and void, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by any Lender, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Term Loans and (II) all other Obligations.

SECTION 9.                 LENDER PROVISIONS

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Lux 1 and its Subsidiaries in connection with the Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Lux 1 and its Subsidiaries.  No Lender shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of any other Lender or to provide any other Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Lender shall have any responsibility with respect to the accuracy of or the completeness of any information provided by the Credit Parties to any other Lender.

Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Requisite Lenders or Lenders, as applicable on the Closing Date.

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless each other Lender shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 10.               MISCELLANEOUS

10.1        Notices.

(a)           Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, or any Lender, shall be sent to such Person’s address as set forth on Appendix B or in any other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to each other party hereto in writing.  Except as set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Lender shall be effective until received by such Lender.

(b)           Electronic Communications.

(i)            Any Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(ii)           Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the bad faith, willful misconduct or gross negligence of the recipient, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)          Any Approved Electronic Communications are provided “as is” and “as available”.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any Lender in connection with the Approved Electronic Communications.

(iv)          Reserved.

(v)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)           Reserved.

10.2        Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (b) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Lenders in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; provided that reasonable attorney’s fees shall be limited to one primary counsel selected by Requisite Lenders and, if reasonably required by Requisite Lenders, local or specialist counsel; provided further that no such limitation shall apply if counsel for any Lender determines in good faith that there is a conflict of interest that requires separate representation for such Lender; (c) [intentionally omitted]; (d) all the actual and documented costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers engaged by the Requisite Lenders after the occurrence of an Event of Default; provided that fees with respect to any financial advisor shall be limited to one such financial advisor; (e) [intentionally omitted]; (f) all other actual and reasonable and documented out-of-pocket costs and expenses incurred by Requisite Lenders in connection with the transactions contemplated by the Credit Documents and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that reasonable counsel or attorney’s fees shall be limited to one primary counsel for the Lenders (unless counsel for any Lender determines in good faith that there is a conflict of interest that requires separate representation for any such Lender, in which case each affected Lender may retain separate counsel) and, to the extent reasonably necessary, local or specialist counsel; provided further, that fees with respect to any financial advisor shall be limited to one such financial advisor which is selected by the Requisite Lenders.

10.3        Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Arranger, each Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of Arranger and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities (including any expenses and disbursements related thereto that would otherwise be payable under Section 10.2) to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Arranger, each Lender and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4        Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights to the extent permitted by applicable law, upon the occurrence and during the continuation of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without prior notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided, however, that each Lender shall, without affecting its right to setoff as provided hereunder, promptly notify such Credit Party after any such setoff.

10.5        Amendments and Waivers.

(a)           Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and any Credit Party party thereto.

(b)           Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of such Lender’s Term Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)          reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.7) or any fee or any premium payable to such Lender hereunder;

(iv)          extend the time for payment of interest or fees payable to such Lender hereunder;

(v)           reduce the principal amount of any Term Loan owing to such Lender;

(vi)          amend, modify, terminate or waive any provision of this Section 10.5(b) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required (it being understood that with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included pursuant to this Section 10.5(b) or any other provision required to accomplish such purpose);

(vii)         amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii)        at any time release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix). At any time as Oaktree is a Lender, the consent of Oaktree (in its capacity as a Lender) shall be required for any amendment, modification, termination, or consent in respect of the matters addressed by Section 6.15(f).

(c)           Lenders’ Notice of Consent. Notwithstanding anything in the Credit Documents to the contrary, no amendment, modification, termination or waiver of any provision of the Credit Documents or consent to departure therefrom by any Credit Party shall be effective unless each Lender shall have received a copy of the final documentation related thereto at least two (2) Business Days prior to the date of execution and delivery thereof in order to elect whether to join as a party to such documentation and consent to such action on substantially the same terms as afforded generally to each other Lender.

(d)           Execution of Amendments, Etc.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and such Credit Party.

10.6        Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  Borrower and Lenders shall deem and treat the Persons listed as Lenders in any Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans (including principal and interest) listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until recorded in the applicable Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the applicable Register promptly following receipt by the applicable Lender of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it and the other Obligations owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments) to any Person meeting the criteria of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower; provided, each such assignment shall be in an aggregate amount of not less that $1,000,000 in principal amount of Term Loans (or such lesser amounts as may be agreed by Borrower and such assigning Lender, as shall constitute the aggregate amount of Term Loans held by such assigning Lender or as shall for all affiliated assignees aggregate collectively to at least $1,000,000).

(d)           Mechanics. Assignments and assumptions of Term Loans and Term Loan Commitments by Lenders shall be effected by manual execution and delivery of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Borrower such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c).

(e)           Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).

(f)            Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (other than any obligations that expressly survive the occurrence of the Termination Date, and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect any Term Loan Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Borrower for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Term Loans of the assignee and/or the assigning Lender.

(g)           Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than Lux 1 or any of its Subsidiaries) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory prepayment of the Term Loans shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.

(iii)          Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and Borrower is informed in writing (before providing such written consent) that such participant is entitled to such greater payment and (y) a participant shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.

(iv)          In the event that a Lender sells a participation, Lender shall maintain, acting solely for this purpose as a non-fiduciary agent of Borrower, a register on which it enters the name of all participants in the Obligations held by such Lender and the principal amount thereof (and stated interest thereon) (as to each Lender, the “Participant Register”).  Each such Obligation (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Obligation (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by any Lender and Borrower at any reasonable time and from time to time upon reasonable prior notice.  Such Lender shall further remit (or update) an IRS Form W-8IMY setting forth the necessary information regarding the participation.

(h)           Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)            Luxembourg Requirement. In case of assignment, transfer or novation by the Lender to a new lender or a participant, of all or any part of its rights and obligations under this Agreement or any of the other Credit Documents, the Lenders and the new lender or participant shall agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any security interests created under this Agreement or the other Credit Documents securing the rights assigned, transferred or novated thereby, will be preserved for the benefit of the new lender or participant.

10.7        Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Term Loans.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 2.17 and 10.17 shall survive the Termination Date.

10.9        No Waiver; Remedies Cumulative.  No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10      Marshalling; Payments Set Aside.  No Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Lenders, or any Lender enforces any guaranty or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11      Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12      Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13      Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14      APPLICABLE LAW.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15      CONSENT TO JURISDICTION.

(a)           SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES,

IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT EACH PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT.

(b)           SUBJECT TO SUBCLAUSE (E) OF SECTION 10.15(A), EACH CREDIT PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY IRREVOCABLY APPOINTS BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.  BORROWER HEREBY AGREES TO ACT AS AGENT FOR SERVICE OF PROCESS FOR EACH SUCH CREDIT PARTY UPON THE EXPRESS CONDITIONS CONTAINED HEREIN AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE.

10.16      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED

BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17      Confidentiality.  Each Lender agrees to maintain the confidentiality of the Information (as defined below), it being understood and agreed by Borrower that, in any event, each Lender may make (i) disclosures of such information to Affiliates of such Lender and to their respective agents and advisors (and to other Persons authorized by a Lender to organize, present or disseminate such Information in connection with disclosures otherwise made in accordance with this Section 10.17) who need to know such Information in connection with the transactions contemplated hereby, are informed of the confidential nature of such Information and are instructed to maintain the confidentiality of such Information, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective

Affiliates.  For purposes of this Section 10.17, “Information” means all information received by or on behalf of Lux 1 or any of its Subsidiaries relating to Lux 1 or any of its Subsidiaries or any of their respective businesses, other than any such information that is publicly available or otherwise available to any Lender on a nonconfidential basis prior to disclosure by Lux 1 or any of its Subsidiaries.

10.18      Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to each applicable Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower.

10.19      Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20      Effectiveness; Entire Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and each Lender of written notification of such execution and authorization of delivery thereof.  This Agreement (including the Schedules and Exhibits hereto and any certificate delivered pursuant hereto) and the other Credit Documents contain the entire agreement of the parties respecting the transactions contemplated by this Agreement and supersede all prior agreements among the parties respecting the transactions contemplated by this Agreement.

10.21      PATRIOT Act.  Each Lender hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22      Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23      No Fiduciary Duty.  Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender in such capacity, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender in such capacity has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender in such capacity is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24      LEGEND. THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THESE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE ADDRESS SET FORTH IN APPENDIX B OF THIS AGREEMENT.

10.25      Judgment Currency.  In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Credit Parties will indemnify any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by the applicable Lender by a known dealer in the judgment currency that is designated by the applicable Lender, at which such Lender is able to purchase Dollars with the amount of the judgment currency actually received by such Lender.  The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.26      Conflicts.  In the event of any conflict or inconsistency between this Agreement and the other Credit Documents, the terms of this Agreement shall control to the extent of such conflict or inconsistency.

SECTION 11.               SUBORDINATION

11.1        Agreement to Subordinate.

Borrower and each Guarantor covenants and agrees, and each Lender likewise covenants and agrees, that the payment of all Obligations is subordinated in right of payment, to the extent and in the manner provided in this Section 11, to the prior payment in full of all existing and future Designated Senior Debt and that the subordination is for the benefit of and enforceable by the holders from time to time of such Designated Senior Debt.  The Obligations shall in all respects rank pari passu in right of payment to all existing and future Indebtedness of the Credit Parties other than (i) such Designated Senior Debt and (ii) any Indebtedness of the Credit Parties which is subordinated to the Obligations (in which case, the Obligations shall rank senior to any such subordinated Indebtedness).

11.2        Liquidation, Dissolution, Bankruptcy.

(a)           Upon any payment or distribution of the assets of any Credit Party upon a total or partial liquidation or dissolution or receivership, arrangement, reorganization, insolvency or bankruptcy or similar proceeding relating to the any such Credit Party or its property or assets:

(i)            the holders of Designated Senior Debt shall be entitled to receive payment in full in cash of such Designated Senior Debt before the Lenders shall be entitled to receive any payment or distribution of any kind or character with respect to any Obligations, except that Lenders may at any time receive Permitted Junior Securities and interest payable in kind and the Obligations may be paid pursuant to a Permitted Refinancing;

(ii)           until the Discharge of Senior Debt Obligations has occurred, any payment or distribution to which the Lenders would be entitled but for the subordination provisions of this Section 11 shall be made to holders of such Designated Senior Debt on a pro rata basis based on the amount of Designated Senior Debt held by each such holder, except that Lenders may at any time receive Permitted Junior Securities and interest payable in kind and the Obligations may be paid pursuant to a Permitted Refinancing; and

(iii)          in any event, the Obligations may be paid using Permitted Junior Securities, interest payable in kind and pursuant to a Permitted Refinancing.

(b)           In the event of any insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceedings relative to any Credit Party, if any Lender has not filed any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Credit Parties under the Credit Documents within 5 days before the expiration of the time to file the same, then and in such event, but only in such event, any Designated Administrative Agent may, as an attorney-in-fact for such Lender, following written notice to such Lender, file any claim, proof of claim or such other instrument of similar character on behalf of such Lender, and such Lender hereby appoints the Designated Administrative Agents as an attorney-in-fact for such Lender, to so file any claim, proof of claim or such other instrument of similar character.  Notwithstanding the foregoing, the Lenders shall nevertheless retain all rights to enforce and to vote such claim, proof of claim or other instrument in its capacity as a Lender.

11.3        Default on Designated Senior Debt.

(a)           The Credit Parties shall not pay, directly or indirectly, principal (including any accretion) of, premium, if any, or interest on the Obligations and may not purchase, redeem or otherwise retire or acquire for cash or property any Obligations (for the purposes of this Section 11, collectively, “pay the Obligations”) (except (x) in the form of Permitted Junior Securities, (y) as may result from a Permitted Refinancing and (z) interest payable in kind) if either of the following occurs (a “Payment Default”):

(i)            any payment obligation on any Designated Senior Debt is not paid in full in cash when due; or

(ii)           any other default on the Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or a Discharge of Senior Debt Obligations has occurred.  Regardless of the foregoing, the Credit Parties are permitted to pay the Obligations if Borrower and the Lenders receive written notice approving such payment from the applicable Designated Administrative Agent(s) with respect to any such Payment Default which has occurred and is continuing.

(b)           During the continuance of any default other than a Payment Default (a “Non-Payment Default”) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration), the Credit Parties are not permitted to pay the Obligations (except (x) in the form of Permitted Junior Securities, (y) pursuant to a Permitted Refinancing and (z) interest payable in kind) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Credit Parties (with a copy to Lenders) of written notice (a “Blockage Notice”) of such Non-Payment Default from the applicable Designated Administrative Agent(s) specifying an election to effect a Payment Blockage Period and ending 120 days thereafter.  So long as there shall remain outstanding any Designated Senior Debt, a Blockage Notice may be given by a holder of Designated Senior Debt or by a Designated Administrative Agent.  The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated by written notice to the Credit Parties (with a copy to each Lender) from the applicable Designated Administrative Agent(s) stating that (i) the default giving rise to such Blockage Notice has been cured, waived or otherwise no longer continuing in accordance with the applicable Designated Senior Debt Documents; (ii) a Discharge of Senior Debt Obligations has occurred or (iii) it has been terminated by agreement of the applicable requisite holders of the Designated Senior Debt.

(c)           Notwithstanding the provisions described in the immediately preceding subclauses (a) and (b) (but subject to the provisions contained in clause (a) of this Section 11.3 and Section 11.2 hereof), unless the holders of the Designated Senior Debt or the Designated Administrative Agent(s) shall have accelerated the maturity of Designated Senior Debt or a Payment Default otherwise exists, the Credit Parties are permitted to resume paying the Obligations (including, without limitation, in cash) after the end of such Payment Blockage Period.  The Obligations shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period nor shall the Obligations be subject to more than three (3) Payment Blockage Periods during the term of this Agreement, in each case irrespective of the number of defaults with respect to any Designated Senior Debt during such period.  However, in no event shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 120 days in the aggregate during any consecutive 360 day period, and there must be at least 240 days during any consecutive 360 day period during which no Payment Blockage Period is in effect.  Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

11.4        Acceleration of Payment of Obligations.

If payment of the Obligations is accelerated because of an Event of Default, Borrower shall promptly notify the Designated Administrative Agent(s) of such acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Section 11.  If any Designated Senior Debt is outstanding at the time of such acceleration, the Credit Parties may not pay the Obligations (other than (x) with Permitted Junior Securities, (y) interest payable in kind and (z) pursuant to a Permitted Refinancing) until five Business Days after the Designated Administrative Agent(s) receives notice of such acceleration and, thereafter, may pay the Obligations only if this Section 11 otherwise permits payment at that time.

11.5        When Distribution Must Be Paid Over.

If a distribution is made to Lenders that, due to the subordination provisions of this Section 11, should not have been made to them, such Lenders shall hold it in trust for the Designated Administrative Agent(s), for the ratable benefit of the holders of the Designated Senior Debt, and promptly pay it over to them (in the same form as received, together with any necessary endorsements) on a pro rata basis based on the amount of Designated Senior Debt held by each such applicable holder at such time.

11.6        Subrogation.

Only after a Discharge of Senior Debt Obligations has occurred and until the Obligations are paid in full, in the event cash or other property otherwise payable to the Lenders in respect of the Obligations shall have in fact been applied pursuant to this Section 11 to the Designated Senior Debt, the Lenders shall be subrogated to the rights of holders of such Designated Senior Debt to receive distributions applicable to such Designated Senior Debt; for the avoidance of doubt, the Lenders agree not to assert or enforce all such rights of subrogation they may acquire until the Discharge of Senior Debt Obligations has occurred.  A distribution made under this Section 11 to holders of such Designated Senior Debt which otherwise would have been made to Lenders is not, as between the Credit Parties and Lenders, a payment by the Credit Parties on the Obligations.  In no event, however, shall the Lenders have any rights or claims against any Designated Administrative Agent or any holder of the Designated Senior Debt for any alleged impairment of the subrogation rights granted hereunder.

11.7        Relative Rights.

This Section 11 defines the relative rights of Lenders and holders of Designated Senior Debt and is in all respects binding upon the Credit Parties.  Notwithstanding any provision hereof to the contrary, nothing in this Section 11 shall:

(i)            impair, as between the Credit Parties and Lenders, the obligation of the Credit Parties, which is absolute and unconditional, to pay the Obligations (including, without limitation, principal (and any accretion) and interest thereon) in full in accordance with the terms of hereof and of the other Credit Documents;

(ii)           prevent any Lender from exercising its available remedies upon a Default or Event of Default, as applicable, subject to the rights of holders of Designated Senior Debt to receive payments or distributions otherwise payable to Lenders and such other rights of such holders of Designated Senior Debt as set forth in this Section 11; or

(iii)          affect the relative rights of Lenders and creditors of the Credit Parties other than their rights in relation to holders of Designated Senior Debt.

11.8        Subordination May Not Be Impaired.

No right of any holder of Designated Senior Debt to enforce the subordination of the Obligations shall be prejudiced or impaired by any act or failure to act by the Credit Parties or by their failure to comply with this Section 11.  No right of any present or future holder of any Designated Senior Debt to enforce the subordination herein provided shall at any time or in any way be prejudiced or impaired by any failure to act on the part of the holders of any Designated Senior Debt, regardless of any knowledge thereof that any such holder of Designated Senior Debt may have or be otherwise charged with or any amendment or modification of or supplement to the Designated Senior Debt Documents permitted hereby or any exercise or non-exercise of any right, power or remedy under or in respect of the Designated Senior Debt. Solely to the extent as would not violate the terms and conditions (including, without limitation Section 6.15) hereof, the holders of Designated Senior Debt may, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment, change or extend the time of payment of, or renew or alter, any such Designated Senior Debt, or amend or supplement any instrument pursuant to which any such Designated Senior Debt Documents, or release any security therefor, or exercise or refrain from exercising any other of their rights under the Designated Senior Debt including, without limitation, the waiver of default thereunder, all without notice to or assent from the Lenders and without affecting the obligations of Borrower or the Lenders under this Section 11.

11.9        Not To Prevent Events of Default or Limit Right To Accelerate.

The failure of the Credit Parties to make a payment in respect of the Obligations by reason of any provision in this Section 11 shall not be construed as preventing the occurrence of a Default or Event of Default.  Nothing in this Section 11 shall have any effect on the right of any Lender to accelerate the maturity of the Obligations.

11.10      Entitled To Rely.

Upon any payment or distribution pursuant to this Section 11, the Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.2 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Lenders or (c) upon any Designated Administrative Agent for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Designated Senior Debt and other Indebtedness of the Credit Parties, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11.  In the event that any Lender determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Designated Senior Debt to participate in any payment or distribution pursuant to this Section 11, such Lender shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of such Lender as to the amount of such Designated Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 11, and, if such evidence is not furnished, such Lender shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

11.11      No Fiduciary Duty to Holders of Designated Senior Debt.

No Lender shall be deemed to owe any fiduciary duty to the holders of Designated Senior Debt or any Designated Senior Agent, or any Affiliate or beneficiary in respect of any of them.

11.12      Reliance by Holders of Designated Senior Debt on Subordination Provisions.

Each Lender hereby acknowledges and agrees that the foregoing subordination provisions of this Section 11 are, and are intended to be, an inducement and a consideration to each holder of any Designated Senior Debt, whether such Designated Senior Debt was created or acquired before or after the incurrence of the Obligations by the Credit Parties, to acquire and continue to hold, or to continue to hold, such Designated Senior Debt and such holder of such Designated Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Designated Senior Debt.

11.13      Reinstatement; Third Party Beneficiaries.

(a)           The provisions of this Section 11 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Designated Senior Debt is rescinded or must otherwise be returned by any holder of Designated Senior Debt (whether prior to or after payment in full of all Designated Senior Debt) upon the receivership, arrangement, insolvency, bankruptcy, reorganization or similar proceeding of any Credit Party as though such payment had not been made.

(b)           The provisions of this Section 11 shall continue to be effective until Discharge of Senior Debt Obligations or when there are commitments to extend credit under the Designated Senior Debt Documents and thereafter in accordance with the immediately preceding paragraph of this Section 11.  The Designated Administrative Agent(s) and each holder of any Designated Senior Debt shall be deemed to be a third party beneficiary of this Section 11 (and the related defined terms) and this Section 11 (and related defined terms) shall not be amended except with the consent of the holders of a majority of the Designated Senior Debt (or, if required by the applicable Designated Senior Debt Documents, such greater amount as may be required by the Applicable Senior Debt Document, and, if required by the applicable Designated Senior Debt Documents, the applicable Designated Administrative Agent(s)).

11.14      Injunctive Relief.

(a)           Should any Lender in any way take any action contrary to terms of this Section 11, or fail to take any action required by this Section 11, any of the Designated Administrative Agent(s) may obtain relief against such Lender by injunction, specific performance, and/or other appropriate equitable relief, it being understood and agreed that (i) damages from such actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Lender waives any defense that such Designated Administrative Agent cannot demonstrate damage and/or be made whole by the awarding of damages.

(b)           Each Lender hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any Designated Administrative Agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISOLA USA CORP., as Borrower

By:	/s/ Raymond P. Sharpe
Name:	Raymond P. Sharpe
Title:	President and Chief Executive Officer

Signature Page to Mezzanine Credit and Guaranty Agreement

ISOLA GROUP

By:	/s/ Raymond P. Sharpe
Name:	Raymond P. Sharpe
Title:	Manager

Signature Page to Mezzanine Credit and Guaranty Agreement

HATTRICK LUX NO. 2 S.ÀR.L.

By:	/s/ Raymond P. Sharpe
Name:	Raymond P. Sharpe
Title:	Sole Manager

Signature Page to Mezzanine Credit and Guaranty Agreement

HATTRICK LUX NO. 4 S.ÀR.L.

By:	/s/ Raymond P. Sharpe
Name:	Raymond P. Sharpe
Title:	Sole Manager

Signature Page to Mezzanine Credit and Guaranty Agreement

HATTRICK HOLDINGS U.S. INC.

By:	/s/ Raymond P. Sharpe
Name:	Raymond P. Sharpe
Title:	President and Chief Executive Officer

Signature Page to Mezzanine Credit and Guaranty Agreement

OCM PF LAMINATES, L.P., as Lender

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jay Ghiya
Name:	Jay Ghiya
Title:	Authorized Signatory

Address: 333 South Grand Ave., 28th Floor
Los Angeles, CA 90071
Fax:

Signature Page to Mezzanine Credit and Guaranty Agreement

TPG HATTRICK IV, LLC

By:	TPG Partners IV, L.P.
Its:	Managing Member

By:	TPG GenPar IV, L.P.
Its:	General Partner

By:	TPG GenPar IV Advisors, LLC
Its:	General Partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

Signature Page to Mezzanine Credit and Guaranty Agreement

CLEARLAKE CAPITAL PARTNERS II (MASTER), L.P.

BY:	CLEARLAKE CAPITAL PARTNERS II GP, L.P.
ITS:	GENERAL PARTNER

	BY:	CLEARLAKE CAPITAL PARTNERS, LLC
	ITS:	GENERAL PARTNER

		BY:	CCG OPERATIONS, LLC
		ITS:	MANAGING MEMBER

By:	/s/ Behdad Eghbali
Behdad Eghbali
Manager

Signature Page to Mezzanine Credit and Guaranty Agreement

SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP

On behalf of each of the above-listed entities:

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Hugh Steven Wilson
Name:	Hugh Steven Wilson
Title:	Managing Partner

Signature Page to Mezzanine Credit and Guaranty Agreement

CHELSEY FUNDING, LLC

By:	/s/ William Wachtel
William Wachtel
Manager

Signature Page to Mezzanine Credit and Guaranty Agreement

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Sean Gilbride
Name:	Sean Gilbride
Title:	Authorized Signatory

Signature Page to Mezzanine Credit and Guaranty Agreement

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
OCM PF Laminates, L.P.	$106,730,524.00	60.989%
TPG Hattrick IV, LLC	$36,063,154.00	20.608%
Clearlake Capital Partners II (Master), L.P.	$10,000,000.00	5.714%
Chelsey Funding, LLC	$5,000,000.00	2.857%
Goldman Sachs Lending Partners LLC	$10,000,000.00	5.714%
Special Value Opportunities Fund, LLC	$3,150,890.75	1.801%
Special Value Expansion Fund, LLC	$1,349,189.49	0.771%
Tennenbaum Opportunities Partners V, LP	$2,706,241.76	1.546%
Total	$175,000,000	100%

APPENDIX A-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

•                                          ISOLA USA CORP.

HATTRICK HOLDINGS U.S. INC.

3100 West Ray Road, Suite 301

Chandler, AZ 85226

Attention:  Chief Financial Officer

Facsimile:  480-917-5192

Phone:  480-893-6527

•                                          ISOLA GROUP

HATTRICK LUX NO. 2 S.ÀR.L.

HATTRICK LUX NO. 4 S.ÀR.L.

Attention:  Manager/Board of Managers

412F, route d’Esch,

L-1030 Luxembourg

Facsimile:  352-47-11-01

in each case, with a copy to:

WEIL, GOTSHAL & MANGES LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Attention:  Kelly M. Dybala, Esq.

Facsimile:  214-746-7777

Phone:  214-746-7898

•                                      OCM PF LAMINATES, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

Fax: (213) 830-6293

Tel: (213) 830-6300

with a copy to:

KIRKLAND & ELLIS LLP

333 South Hope Street

Los Angeles, CA 90071

Attention:  Samantha Good and Hamed Meshki

Facsimile:  (213) 680-8500

Phone:  (213) 680-8400

APPENDIX B-1

•                                          TPG HATTRICK IV, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention:  General Counsel

Fax:  (817) 871-4088

APPENDIX B-2

•                                          SPECIAL VALUE OPPORTUNITIES FUND, LLC

SPECIAL VALUE EXPANSION FUND, LLC

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Fax: (310) 899-4967

•                                          GOLDMAN SACHS LENDING PARTNERS LLC

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention:  Lauren Day

E-mail:  lauren.day@gs.com

•                                          CHELSEY FUNDING, LLC

c/o SDF Capital

152 W 57th Street

36th Floor

New York, NY 10019

•                                          CLEARLAKE CAPITAL PARTNERS II (MASTER), L.P.

233 Wilshire Blvd., Suite 800

Santa Monica, CA 90401

APPENDIX B-1

Schedule 3.1(l)

Foreign Counsel

Foreign Counsel:

Arendt & Medernach, Avocats à la Cour

Schedule 4.1

Jurisdictions of Organization

Entity Name	Jurisdiction of Organization
Isola Group	Luxembourg
Hattrick Lux No. 2 S.à r.l.	Luxembourg
Hattrick Lux No. 3 S.à r.l.	Luxembourg
Hattrick Lux No. 4 S.à r.l.	Luxembourg
Opal 11	Germany
Isola Werke UK Ltd.	Scotland
Isola Asia Pacific (Singapore) Pte. Ltd.	Singapore
Isola Asia Pacific (Kuching) Sdn Bhd.	Malaysia
MAS Italia S.R.L.(1)	Italy
Isola Asia Pacific (Philippines) Inc.(2)	Philippines
Isola GmbH	Germany
Isola Fabrics S.R.L.	Italy
Isola Asia Pacific (HK) Ltd.	China
Isola Asia Pacific (Taiwan) Inc.	Taiwan
Isola Asia Pacific China Ltd.	China
Isola Laminate Systems (Suzhou) Co., Ltd.	China
Isola Asia Pacific (Taiwan) Inc. (Yangmei)	Taiwan
Isola Asia Pacific (Huizhou) Co. Ltd.	China
Isola Asia Pacific (Dalian) Co. Ltd.(3)	China
Hattrick Holdings U.S. Inc.	Delaware
ISOLA USA Corp.	Delaware

(1)  Entity is currently being liquidated.

(2)  Entity is currently being liquidated.

(3)  Entity is a joint venture (69.51% ownership) and is currently being liquidated.

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Schedule 4.2

Equity Interests and Ownership

Parent Entity	Subsidiary Name	Percentage Ownership Interest
Isola Group	Hattrick Lux No. 2 S.à r.l.	100	%(4)
Hattrick Lux No. 2 S.à r.l.	Hattrick Lux No. 3 S.à r.l.	100	%(5)
	Hattrick Lux No. 4 S.à r.l.	100	%(6)
Hattrick Lux No. 4 S.à r.l.	Hattrick Holdings U.S. Inc.	100%
Hattrick Holdings U.S. Inc.	ISOLA USA Corp.	100%
Hattrick Lux No. 3 S.à r.l.	Opal 11	100%
	Isola Werke UK Ltd.	100%
	Isola Asia Pacific (Singapore) Pte. Ltd.	100%
	Isola Asia Pacific (HK) Ltd.	100%
	Isola Asia Pacific (Taiwan) Inc.	100%
	MAS Italia S.R.L.(7)	99%
Isola Werke UK Ltd.	MAS Italia S.R.L.(8)	1%
Opal 11	Isola GmbH	100%
	Isola Asia Pacific (Kuching) Sdn	100%
	Isola Asia Pacific (Philippines) Inc.(9)	100%
Isola GmbH	Isola Fabrics S.R.L	100%
Isola Asia Pacific (HK) Ltd.	Isola Asia Pacific China Ltd.	100%
	Isola Asia Pacific (Huizhou) Co. Ltd.	100%
	Isola Laminate Systems (Suzhou) Co., Ltd.	100%
Isola Asia Pacific (Taiwan) Inc.	Isola Asia Pacific (Taiwan) Inc. (Yangmei)	100%
Isola Asia Pacific China Ltd.	Isola Asia Pacific (Dalian) Co. Ltd.(10)	69.51%

(4)  Includes 654,655 Class A CPECs and 95,776,449 Class B CPECs.

(5)  Includes 13,690,721 Class A CPECs

(6)  Includes 70,796,512 Class A CPECs

(7)  Entity is currently being liquidated.

(8)  Entity is currently being liquidated.

(9)  Entity is currently being liquidated.

(10)  Entity is a joint venture (69.51% ownership) and is currently being liquidated.

3

4

Schedule 4.3

Existing Intercompany Notes

1.                                       Amended and Restated Unsecured Promissory Note, dated September 9, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to $170,816,593.32 (USD).

2.                                       Amended and Restated Unsecured Promissory Note, dated September 9, 2010, by Opal 11 in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to $18,547,299.29 (USD).

3.                                       Unsecured Promissory Note, dated August 22, 2010, by Isola Asia Pacific (Philippines) Inc. in favor of Hattrick Holdings U.S. Inc., evidencing loans in an original principal amount equal to $12,369,308 (USD).

4.                                       Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to $9,066,098.34 (USD).

5.                                       Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of Hattrick Holdings U.S. Inc., evidencing loans in an original principal amount equal to $2,409,349.38 (USD).

6.                                       Unsecured Promissory Note, dated August 22, 2010, by Opal 11 in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to $1,000,000 (USD).

7.                                       Unsecured Promissory Note, dated August 22, 2010, by Isola GmbH in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €1,000,000 (EUR).

8.                                       Unsecured Promissory Note, dated August 22, 2010, by Isola GmbH in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €1,000,000 (EUR).

9.                                       Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €2,500,000 (EUR).

10.                                 Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €1,700,000 (EUR).

11.                                 Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €810,000 (EUR).

12.                                Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €500,000 (EUR).

5

13.                                 Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €915,000 (EUR).

14.                                 Unsecured Promissory Note, dated August 22, 2010, by Hattrick Lux No. 3 S.à r.l. in favor of ISOLA USA Corp., evidencing loans in an original principal amount equal to €750,000 (EUR).

6

Schedule 4.13

Real Estate Assets

Entity of Record	Location Address	Owned or Leased	Landlord/ Owner if Leased	Lease Description (if applicable)
ISOLA USA Corp.	165 South Price Road Chandler, AZ Maricopa County, Arizona	Owned	N/A	N/A
ISOLA USA Corp.	401 Whitney Place Fremont, CA Alameda County, California (owned but inactive)	Owned	N/A	N/A
ISOLA USA Corp.	100 Tillessen Blvd Ridgeway, SC Fairfield County, South Carolina	Leased	Fairfield County, South Carolina

Note that there is a Lease – Purchase Agreement, dated November 17, 1995 by and between Fairfield County, South Carolina and ISOLA USA Corp. with respect to financing for some of the plant equipment, which lease is filed of record, and any mortgage on the property will be subject to this Lease – Purchase Agreement. Rent payments under the Lease – Purchase Agreement repay bonds issued by Fairfield County, South Carolina to finance certain equipment at the facility. Since the bonds are held in total by ISOLA USA Corp., no actual payment of rent is required to be made by the ISOLA USA Corp. to Fairfield County and no payment by Fairfield County to the bondholder is made (the lease structure being what is commonly known as a “round tripper”). The

7

Lease – Purchase Agreement was created, and is retained in place, in order to obtain the benefit of a fee-in-lieu-of-taxes payment structure, which permits ISOLA USA Corp. to pay a reduced tax rate. Without such a lease - purchase agreement, this facility would not have been eligible for the reduced tax rate.

ISOLA USA Corp.	40 Industrial Park Franklin, NH 03235 Merrimack County, New Hampshire (owned but inactive)	Owned	N/A	N/A
ISOLA USA Corp.	3233 Dwight Road Elk Grove, CA 95758 Sacramento County, California	Owned	N/A	N/A
ISOLA USA Corp.	3100 W. Ray Road, Suite 301 Chandler, AZ 85226	Leased	Wells REIT II – Santan Corporate Center II, LLC

Office Lease, dated as of September 21, 2004, by and between San Tan Office Venture II, LLC (predecessor in interest to Wells REIT II – Santan Corporate Center II, LLC) and ISOLA USA Corp. (as amended by that certain (i) First Amendment to Lease and Second Amendment to Covered, Reserved Parking License, dated as of March 7, 2007 and (ii) Second Amendment to Office Lease, dated as of February 19, 2010)

ISOLA USA Corp.	1240 E. Hunter Street Santa Ana, CA 92705	Leased	Russell DeMore	Lease, dated as of April 11, 2005, by and between Russell DeMore and ISOLA USA Corp. (as amended by that certain (i) Amendment, dated as of May 15, 2007, (ii)

8

Amendment to Lease, dated as of March 10, 2008 and (iii) Amendment to Lease, dated as of March 10, 2010)
ISOLA USA Corp.	3701 E. University Ave Ste 300 Phoenix, AZ 85034	Leased (Sublease)	RoseStreet Labs, LLC (Sublessor)

Lease Agreement, dated as of May 3, 2010, by and between Transwestern Commercial Services Arizona, L.L.C. and RoseStreet Labs, LLC. Sublease Agreement, dated as of May 3, 2010, by and between RoseStreet Labs, LLC and ISOLA USA Corp.

9

Schedule 4.16

Material Contracts

1.                                       Distributor Agreement, dated as of June 1, 2004, by and between Borrower and Insulectro, a California corporation.

2.                                       The Senior Loan Agreement.

10

Schedule 4.19

Employee Matters

1.                                       None.

11

Schedule 4.20

Employee Benefit Plans

1.                                       That certain PPO Saver benefits plan of ISOLA USA Corp. (Group #26292).

2.                                       That certain PPO benefits plan of ISOLA USA Corp. (Group #26292).

3.                                       That certain retiree medical plan of ISOLA USA Corp. underwritten by the Sterling Life Insurance Company.

12

Schedule 5.14

Post-Closing Actions

1.                                       None.

13

Schedule 6.1

Certain Indebtedness

1.                                       ISOLA USA Corp. has a continuous customs bond, dated as of May 7, 2008, in the amount of $60,000.00 securing customs duties, taxes or other charges.

2.                                       An irrevocable standby letter of credit in an approximate amount of $50,000.00 in favor of Liberty Mutual Insurance Company (for the account of ISOLA USA Corp.).

3.                                       An irrevocable standby letter of credit in an approximate amount of $21,000.00 in favor of American Casualty Company of Reading Pennsylvania and/or CNA (for the account of ISOLA USA Corp.).

4.                                      An irrevocable standby letter of credit in an approximate amount of $408,000.00 in favor of Travelers Indemnity Company (for the account of ISOLA USA Corp.).

5.                                       Statutory warranty obligations in the ordinary course of business.

6.                                       Indebtedness of Isola Laminate Systems (Suzhou) Co. Ltd. as evidenced by certain promissory notes in favor of various third party lenders in the aggregate principal amount of approximately $14.6 million as of June 30, 2010.

7.                                       Indebtedness of Isola Asia Pacific (Dalian) Co. Ltd. as evidenced by that certain Entrustment Loan in the aggregate principal amount of approximately $5.3 million as of June 30, 2010.

8.                                       Capital Leases of Isola Fabrics S.R.L. in the aggregate principal amount of approximately $13.3 million as of June 30, 2010.

9.                                       Capital Leases of Isola GmbH in the aggregate principal amount of approximately $2.4 million as of June 30, 2010.

10.                                 Line of Credit between Isola Fabrics S.R.L. and Unicredit in an approximate amount of €1,400,000.

11.                                 Loan Agreement, dated June 1, 2004, by and between Hattrick Lux No. 2 S.à r.l.,

12.                                 as Lender, and Hattrick Lux No. 3 S.à r.l., as Borrower, in an original principal amount equal to €50,000 (EUR).

14

Schedule 6.2

Certain Liens

1.                                       ISOLA USA Corp. has a continuous customs bond, dated as of May 7, 2008, in the amount of $60,000.00 securing customs duties, taxes or other charges which is secured by cash collateral of the Credit Parties in an amount equal to $60,000.00.

2.                                       An irrevocable standby letter of credit in an approximate amount of $50,000.00 in favor of Liberty Mutual Insurance Co. (for the account of ISOLA USA Corp.) which is secured by cash collateral of the Credit Parties in an amount equal to $50,000.00.

3.                                       An irrevocable standby letter of credit in an approximate amount of $21,000.00 in favor of American Casualty Company of Reading Pennsylvania and/or CNA (for the account of ISOLA USA Corp.) which is secured by cash collateral of the Credit Parties in an amount equal to $21,000.00.

4.                                       An irrevocable standby letter of credit in an approximate amount of $408,000.00 in favor of Travelers Indemnity Company (for the account of ISOLA USA Corp.) which is secured by cash collateral of the Credit Parties in an amount equal to $408,000.00.

5.                                       Statutory warranty obligations in the ordinary course of business.

6.                                       Liens securing Indebtedness of Isola Laminate Systems (Suzhou) Co. Ltd. as evidenced by certain promissory notes in favor of various third party lenders in the aggregate principal amount of approximately $14.6 million as of June 30, 2010 (which is not secured by assets of any Credit Party).

7.                                       Liens securing Indebtedness of Isola Asia Pacific (Dalian) Co. Ltd. as evidenced by that certain Entrustment Loan in the aggregate principal amount of approximately $5.3 million as of June 30, 2010 (which is not secured by assets of any Credit Party).

8.                                       Liens securing Capital Leases of Isola Fabrics S.R.L. in the aggregate principal amount of approximately $13.3 million as of June 30, 2010 (which is not secured by assets of any Credit Party).

9.                                       Liens securing Capital Leases of Isola GmbH in the aggregate principal amount of approximately $2.4 million as of June 30, 2010 (which is not secured by assets of any Credit Party).

15

10.                                 Liens securing the Line of Credit between Isola Fabrics S.R.L. and Unicredit in an approximate amount of €1,400,000 (which is not secured by assets of any Credit Party).

11.                                 Liens in respect of that certain restricted use account maintained at Wells Fargo which holds cash collateral of the Credit Parties in an amount not to exceed $155,000.00 securing indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards and purchase cards, in each case, incurred in the ordinary course of business.

12.                                 Existing UCC Liens:

Jurisdiction	Debtor and Address	Secured Party and Address	File Date	File Number	Type	Collateral
Delaware Secretary of State	ISOLA USA Corp 3100 W Ray Rd #301 Chandler, AZ 85226	US Bancorp 1310 Madrid Street, Ste 101 Marshall, MN 56258	08/08/2006	62741734	UCC-1	Equipment Lease #6319291 Canon IR2620
Delaware Secretary of State	ISOLA USA Corp. 40 Industrial Park Drive Franklin, NH 32335	Citicorp Vendor Finance, Inc. PO Box 728 Park Ridge, NJ 07656	08/23/2006	62945111	UCC-1	Equipment Lease 1#2002591281 kmbs bizhub 450 copier1 kmbs bizhub 500 copier1 kmbs bizhub 350 copier1 kmbs bizhub 200 copier
Delaware Secretary of State	ISOLA USA Corp. 7400 W Detroit St #170 Chandler, AZ 85226	IBM Credit LLC 1 North Castle Drive Armonk, NY 10504	09/01/2006	63050192	UCC-1	Equipment Lease
Delaware Secretary of State	ISOLA USA Corp. 3100 W Ray Rd #301 Chandler, AZ 85226	US Bancorp 1310 Madrid Street, Ste 101 Marshall, MN 56258	11/02/2006	63826708	UCC-1	Equipment Lease #683261TOSHIBA ES450 COPIERTOSHIBA ES450 COPIER
Delaware Secretary of State	ISOLA USA Corp. 3100 W Ray Rd Ste 301 Chandler, AZ 85226	Citicorp Leasing, Inc. 450 Mamaroneck Ave. Harrison, NY 10528	02/01/2007	2007 0416148	UCC-1	Equipment

16

Jurisdiction	Debtor and Address	Secured Party and Address	File Date	File Number	Type	Collateral
Delaware Secretary of State	ISOLA USA Corp. 3100 W Ray Rd, Ste 301 Chandler, AZ 85226	Citicorp Leasing, Inc. 450 Mamaroneck Ave. Harrison, NY 10528	02/26/2007	2007 0715960	UCC-1	Equipment
Delaware Secretary of State	ISOLA USA Corp. 3100 W Ray Rd, Ste 301 Chandler, AZ 85226	Citicorp Leasing, Inc. 450 Mamaroneck Ave. Harrison, NY 10528	02/26/2007	2007 0716737	UCC-1	Equipment
Delaware Secretary of State	ISOLA USA Corp. 3100 W Ray Rd, Ste 301 Chandler, AZ 85226	Citicorp Leasing, Inc. 450 Mamaroneck Ave. Harrison, NY 10528	08/16/2007	2007 3122230	UCC-1	Equipment
Delaware Secretary of State	ISOLA USA Corp. 7400 W Detroit St #170 Chandler, AZ 85226	IBM Credit LLC 1 North Castle Drive Armonk, NY 10504	10/30/2007	2007 4115969	UCC-1	Equipment Lease
Delaware Secretary of State	ISOLA USA Corp. 3100 W Ray Rd Ste 301 Chandler, AZ 85226	Marlin Leasing Corp 300 Fellowship Rd Mount Laurel, NJ 08054	03/03/2008	2008 0756690	UCC-1	Equipment Lease
Delaware Secretary of State	ISOLA USA Corp. 3100 W Ray Road, Suite 301 Chandler, AZ 85226	JPS Composite Materials Corp. 55 Beattle Place, Suite 1510 Greenville, SC 29601	03/19/2009	2009 0964392	UCC-1	Woven fiberglass fabric on consignment.
Delaware Secretary of State	ISOLA USA Corp. c/o The Corporation Trust Company 1209 Orange St. Wilmington, DE 19801	Circuit Foil Trading, Inc. 1 South Dearborn St. Chicago, IL 60603	06/18/2009	2009 1955571	UCC-1	Copper rolls in Debtor’s possession (including after-acquired rolls), together with all proceeds of the foregoing, in any form.

17

Jurisdiction	Debtor and Address	Secured Party and Address	File Date	File Number	Type	Collateral
Delaware Secretary of State	ISOLA USA Corp. 100 Tillessen Boulevard Ridgeway, SC 29130	Unisource Worldwide, Inc. 850 North Arlington Heights Road Itasca, IL 60143-141	03/05/2010	2010 0742241	UCC-1

Buyer agrees to maintain, in a clean, dry designated area in its warehouse, located at 100 Tillessen Boulevard, Ridgeway, SC 29130, a supply of Unisource’s materials and products which are identified on the Exhibit A referred to therein.

18

Schedule 6.5

Certain Restrictions on Subsidiary Distributions

1.                                       The joint venture agreement governing the Dalian Joint Venture.

19

Schedule 6.6

Certain Investments

1.                                       Isola Asia Pacific (Dalian) Co. Ltd., a company organized under the laws of the People’s Republic of China.  Isola Asia Pacific (Dalian) Co. Ltd. is a joint venture and Lux 1 indirectly owns approximately 69.51% of such joint venture.

2.                                       Loan Agreement, dated June 1, 2004, by and between Hattrick Lux No. 2 S.à r.l., as Lender, and Hattrick Lux No. 3 S.à r.l., as Borrower, in an original principal amount equal to €50,000 (EUR).

20

Schedule 6.11

Certain Affiliate Transactions

1.                                       None.

21

EXHIBIT A-1 TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP. (“Borrower”), HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time.

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Term Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on the date first stated above (the “Closing Date”):

• Term Loans:	$175,000,000

Borrower hereby certifies that:

(i)            as of the Closing Date, the representations and warranties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date; and

(ii)           as of the Closing Date, no event shall have occurred and be continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default.

Borrower hereby directs that the full principal amount of the Term Loans shall be funded to [GOLDMAN SACHS LENDING PARTNERS LLC] (the “Disbursement Agent”) (via wire transfer to Account No:               , [Name of Account Holder], ABA No.:              , Reference:                ) acting in a capacity as collection agent and disbursement agent in connection with the consummation of the Transactions on the Closing Date for further application pursuant to the terms of each Letter of Direction dated as of the date hereof from Borrower to (and accepted and agreed by) each Lender and the Disbursement Agent.

[Remainder of page intentionally left blank]

A-1

Date: September , 2010	ISOLA USA CORP.

By:
Name:
Title:

EXHIBIT B TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE ADDRESS SET FORTH IN APPENDIX B OF THE CREDIT AGREEMENT.

TERM LOAN NOTE

$[      ,      ,      ](1)

September , 2010	New York, New York

FOR VALUE RECEIVED, ISOLA USA CORP., a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[      ,      ,      ][1]), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP. (“Borrower”), HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time.

Borrower shall make scheduled principal and interest payments on this Note as set forth in Sections 2.9 and 2.5 respectively of the Credit Agreement.

This Note is one of the “Notes” in the aggregate principal amount of $175,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the Payee or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the applicable Lender and recorded in the Register, Borrower and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

(1)  Lender’s Term Loan Commitment

B-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement and may not at any time be endorsed to bearer.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all in accordance with the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

B-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ISOLA USA CORP.

By:
Name:
Title:

EXHIBIT C TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED, THE CHIEF FINANCIAL OFFICER OF ISOLA GROUP (“LUX 1”), HEREBY CERTIFIES ON BEHALF OF LUX 1 AND ITS SUBSIDIARIES, IN SUCH CAPACITY AND NOT INDIVIDUALLY, AS FOLLOWS:

1.     I am the Chief Financial Officer of Lux 1.

2.     I have reviewed the terms of that certain Mezzanine Credit and Guaranty Agreement, dated as of  September 30, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP., as Borrower, LUX 1, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., HATTRICK HOLDINGS U.S. INC. and CERTAIN SUBSIDIARIES OF HATTRICK HOLDINGS U.S. INC., as Guarantors, and the Lenders party thereto from time to time, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Lux 1 and its Subsidiaries during the accounting period covered by the attached financial statements.

3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, which has not been previously disclosed to the Lenders, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

ISOLA GROUP

By:
Name: [ ]
Title: Chief Financial Officer

C-1

EXHIBIT D TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Assignor as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Term Loans identified below (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is [a/an] Affiliate/Related Fund/ “accredited investor” (as defined in Regulation D under the Securities Act)(1)]

3.	Borrower:	ISOLA USA Corp., a Delaware corporation

4.	Credit Agreement:

The $175,000,000 Mezzanine Credit and Guaranty Agreement dated as of September 30, 2010, by and among ISOLA USA CORP., as Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time.

(1)  Select as applicable

D-1

5.                                       Assigned Interest:

Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans(1)
$	$		%
$	$		%
$	$		%

Effective Date:                             , 20     [TO BE INSERTED BY ASSIGNOR AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

6.                                       Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[Remainder of page intentionally left blank]

(1)  Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to:](1)

ISOLA USA CORP.

By:
Name:
Title:

(1)  To be included only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                       Representations and Warranties.

1.1                     Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other  instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                     Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 10.6(c) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by and subject to the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (v) attached to the Assignment is any documentation required to be delivered by the Assignee pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Commitments or Term Loans, as the case may be, and (vii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to Section 10.6 of the Credit Agreement, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control) and (b) agrees that (i) it will, independently and without reliance on the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                       Payments.  All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1                     From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

ANNEX - 1

3.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

ANNEX - 2

EXHIBIT E TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP., HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L.,  HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time.  Pursuant to Section 2.17(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

E-1

EXHIBIT F-1 TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

September 30, 2010

THE UNDERSIGNED, F. GORDON BITTER, THE CHIEF FINANCIAL OFFICER OF LUX 1 (AS DEFINED BELOW) AND BORROWER (AS DEFINED BELOW), HEREBY CERTIFIES ON BEHALF OF LUX 1 AND BORROWER, IN SUCH CAPACITY AND NOT INDIVIDUALLY, AS FOLLOWS:

1.  I am an Authorized Officer of each of ISOLA GROUP (“Lux 1”) and ISOLA USA CORP. (“Borrower”).

2.  I have reviewed the terms of Section 3 of the Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time, and the definitions and provisions contained in such Credit Agreement relating thereto, and we have made, or have caused to be made under our supervision, such reasonable examination or investigation as is reasonably necessary to enable us to certify the matters referred to herein.

3.  Based upon my review and examination described in paragraph 2 above, I certify, on behalf of the Credit Parties, that as of the date hereof:

(i)            the representations and warranties contained in the Credit Agreement and in each of the other Credit Documents are true and correct in all respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date;

(ii)           there is no action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, could reasonably be expected to materially impair any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect;

(iii)          all partnership, corporate and other proceedings required to be taken in connection with the transactions contemplated by the Credit Documents have been taken and all documents incidental thereto have been executed;

(iv)          each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case, that are necessary in connection with the transactions contemplated by the Credit Documents, and each of the foregoing is in full force and effect as of the date hereof;

(iii)          no event has occurred and is continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default;

(iv)          the organizational structure and capital structure of Lux 1 and its Subsidiaries are as set forth on Schedule 4.1 of the Credit Agreement; and

F-1

(v)           after giving effect to the making of the Term Loans and the use of proceeds thereof the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will not be less than $35,000,000.

4.  Each Credit Party has requested Weil, Gotshal & Manges LLP and each foreign counsel listed on Schedule 3.1(l) of the Credit Agreement to deliver to Lenders and their respective counsel on the Closing Date executed copies of the written opinions as to such matters as the Lenders may reasonably request.

5. Attached hereto as Annex A are true, correct and complete copies of (a) the Historical Financial Statements, (b) pro forma consolidated balance sheets of Lux 1 and its Subsidiaries as at [June 30, 2010], and reflecting the consummation of the Transactions to occur on or prior to the Closing Date, and (c) the Projections.

6. All of the conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied or otherwise waived by the Lenders.

7. Complete and correct copies of all of the Senior Loan Documents executed and delivered as of the Closing Date, and all documents, opinions and certificates delivered pursuant thereto or as a condition to the effectiveness thereof as of the Closing Date, have been delivered to each Lender.

[Remainder of page intentionally left blank]

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The foregoing certifications are made and delivered as of the date first written above.

ISOLA GROUP

Name: F. Gordon Bitter
Title: Chief Financial Officer

ISOLA USA CORP.

Name: F. Gordon Bitter
Title: Chief Financial Officer

EXHIBIT F-2 TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

September 30, 2010

THE UNDERSIGNED, F. GORDON BITTER, THE CHIEF FINANCIAL OFFICER OF LUX 1 (AS DEFINED BELOW) HEREBY CERTIFIES ON BEHALF OF LUX 1, IN SUCH CAPACITY AND NOT INDIVIDUALLY, AS FOLLOWS:

1.  I am the chief financial officer of ISOLA GROUP, a Luxembourg limited liability company (“Lux 1”).

2.  Reference is made to that certain Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP. (“Borrower”), HATTRICK HOLDINGS U.S. INC., LUX 1, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time.

3.  I certify that as of the date hereof, after giving effect to the Transactions, Lux 1, Borrower and the Guarantors on a consolidated basis, will be Solvent.

[Remainder of page intentionally left blank]

F-2-1

The foregoing certifications are made and delivered as of the date first stated above.

ISOLA GROUP

Name: F. Gordon Bitter
Title: Chief Financial Officer

EXHIBIT G TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP., HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time.

Section 1.  Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)           agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)           represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct on and as of the date hereof, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)           represents and warrants that, as of the date hereof, it (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect;

(d)           represents and warrants that, as of the date hereof, the execution, delivery and performance of the Credit Documents to which it is a party have been duly authorized by all necessary action;

(e)           represents and warrants that, as of the date hereof, the execution, delivery and performance of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the undersigned, (ii) any of the Organizational Documents of the undersigned, or (iii) any order, judgment or decree of any court or other agency of government binding on the undersigned; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the undersigned except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the undersigned; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the undersigned, except for such approvals or consents which will be obtained on or before the date hereof and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect;

(f)            represents and warrants that, as of the date hereof, the execution, delivery and performance by the undersigned of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for

G-1

(i) those which have been obtained or made and (ii) those the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect;

(g)           represents and warrants that, as of the date hereof, each Credit Document has been duly executed and delivered and is its legally valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

(h)           agrees to irrevocably and unconditionally guaranty the Guaranteed Obligations.

Section 2.  The undersigned agrees from time to time to take all such additional actions and to execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by any Lender.  Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Remainder of page intentionally left blank]

G-2

EXHIBIT K TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

Dated:  September     , 2010

FOR VALUE RECEIVED, each entity listed on Schedule 1 hereto as a “Payor” promises to pay to the order of each entity listed on Schedule 1 hereto as a “Payee” that makes one or more loans or advances to such Payor, on demand, in lawful money of the United States of America, or the European Union, as applicable, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee.  The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payee or Payor hereunder.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ISOLA USA CORP., as Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, GS Lending Partners, as Syndication Agent, Administrative Agent and Collateral Agent, and [NAME OF DOCUMENTATION AGENT], as Documentation Agent.  The term “Mezzanine Credit Agreement” as used herein shall mean that certain Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Mezzanine Credit Agreement”), by and among ISOLA USA CORP., HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time (the “Mezzanine Lenders”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Interest shall be due and payable on the last day of each month commencing after the date hereof or at such other times as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable.  Interest shall be paid in lawful money of the United States of America or the European Union, as applicable, and in immediately available funds.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days or computed in such other manner as may be agreed upon in writing from time to time by the relevant Payor and Payee.

Each Payee, Payor and any endorser of this intercompany note (this “Intercompany Note”) hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Intercompany Note has been pledged by each Payee to Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Documents to which such Payee is a party.  Each Payor acknowledges and agrees that Collateral Agent and the other Secured Parties may exercise all the rights of each Payee under this Intercompany Note upon the occurrence and during the continuation of an Event of Default, and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor or any indorser of this Intercompany Note, or against any of their respective properties, shall be subordinate and subject in right of payment to (i) the payment and performance of all Secured Obligations under and as defined in the Credit Agreement until all Term Loans have terminated and all interest, fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash and (ii) the payment and performance of all “Obligations” under and as defined in the Mezzanine Credit Agreement (the, “Mezzanine Obligations”) until all “Term Loans” under and as defined in the Mezzanine Credit Agreement (the “Mezzanine Term Loans”) have terminated and all interest, fees and other Mezzanine Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash; provided, that each Payor may make payments to the applicable Payee so long as no Event of Default under the Credit Agreement and no “Event of Default” under and as defined in the Mezzanine Credit Agreement (a “Mezzanine Event of Default”) shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Intercompany Note shall be received by the applicable Payor subject to the provisions of the Credit Documents and Mezzanine Loan Documents.  Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights, if any, of the Secured Parties and the Mezzanine Lenders in such assets.  Except as expressly permitted by the Credit Documents and Mezzanine Loan Documents, the Payees shall have no right to possession of any such asset (other than payments in respect of this Note) or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until (i) all Term Loans have terminated, and all interest, fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash and (ii) all Mezzanine Term Loans have terminated, and all interest, fees and other Mezzanine Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash.  After the occurrence and during the continuation of any Event of Default or any Mezzanine Event of Default and upon the receipt by Borrower of written notice from Collateral Agent or any Mezzanine Lender, no payment on this Intercompany Note shall be made by any Payor that is a Credit Party or received by any Payee from any Credit Party and if requested by Collateral Agent any such payment so received by any Payee shall be paid over by such Payee (i) to Collateral Agent for application to the Secured Obligations under and as defined in the Credit Agreement and (ii) once such Secured Obligations are paid in full (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), to the Mezzanine Lenders for application to the Mezzanine Obligations.

The Secured Parties and the Mezzanine Lenders shall be third-party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof, subject to the terms of the Credit Agreement and Mezzanine Credit Agreement, respectively.

Notwithstanding anything to the contrary contained herein, in any other Credit Document, any other Mezzanine Loan Document or in any such promissory note or other instrument, this Intercompany Note (i) shall not replace or supersede any promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any Payor, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any Payor.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Payors may become parties hereto by executing a counterpart signature page to this Intercompany Note (each additional Payor, an “Additional Payor”) attached hereto.  Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.  This Intercompany Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

From time to time after the date hereof, additional Payees may become parties hereto by executing a counterpart signature page to this Intercompany Note (each additional Payee, an “Additional Payee”) attached hereto.  Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a party hereto as if such Additional Payee were an original signatory hereof.  Each Payee expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payee hereunder.  This Intercompany Note shall be fully effective as to any Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee hereunder.

The obligation represented by this Intercompany Note will be registered as to both principal and stated interest with the Borrower.  In connection with any assignment of this Intercompany Note, Payor or Payee, as applicable, shall issue and deliver a new intercompany note to such assignee and no assignment or transfer of this Intercompany Note shall be effective unless and until this Intercompany Note has been surrendered for cancellation, and thereupon Payor or Payee, as applicable shall issue and deliver a new intercompany note to effect the assignment or transfer.

This Intercompany Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, each Payor has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[NAMES OF PAYORS]

By:
Name:
Title:

IN WITNESS WHEREOF, each Payee has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[NAMES OF PAYEES]

By:
Name:
Title:

Schedule 1

Payors

[                        ]

Payees

[                        ]

Schedule A

TRANSACTIONS
UNDER
INTERCOMPANY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date After Giving Effect to Any Applicable Advance or Principal Payment on This Date	Notation Made By

Schedule B

INDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                                                            all of its right, title and interest in and to the Intercompany Note, dated [              ] (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Note”), made by the Payors or any Additional Payor that becomes a party thereto, and payable to such undersigned.  This indorsement is intended to be attached to the Intercompany Note and, when so attached, shall constitute an indorsement thereof.  In connection with any assignment of the Intercompany Note, Payor or Payee, as applicable, shall issue and deliver a new intercompany note to such assignee and no assignment or transfer of the Intercompany Note shall be effective unless and until the Intercompany Note has been surrendered for cancellation, and thereupon Payor or Payee, as applicable, shall issue and deliver a new intercompany note to effect the assignment or transfer.  Capitalized terms used herein but not otherwise defined herein shall have the meaning given such terms in the Intercompany Note.

Dated:  [              ]

[Signature Page Follows.]

[NAME OF PAYEES]

By:
Name:
Title:

EXHIBIT L TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

AFFILIATE SUBORDINATION AGREEMENT

THIS AFFILIATE SUBORDINATION AGREEMENT (this “Agreement”), dated as of September     , 2010, made by and among [Isola Group (“Lux 1”), and/or any Subsidiary thereof (other than Hattrick Holdings U.S. Inc. (“Holdings”) and its Subsidiaries)](5) (such capitalized term, and other terms used herein which are not otherwise defined herein, to have the meanings ascribed thereto in the Credit Agreement (as defined below) or Section 1 below, as applicable) and/or Subsidiaries thereof named on Schedule I attached hereto (collectively with any Credit Party and/or Subsidiary thereof becoming a party hereto pursuant to Section 10, the “Subordinated Creditors”) and Borrower and each Subsidiary of Borrower named on Schedule II attached hereto (collectively, the “Subordinated Debtors”), and the LENDERS party to the Credit Agreement from time to time.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Documents, the Lenders have extended and/or will extend financing arrangements to Borrower;

WHEREAS, with the approval of the Requisite Lenders, each Subordinated Debtor may hereafter from time to time become indebted or otherwise obligated to the applicable Subordinated Creditor in respect of indebtedness related to or resulting from intercompany loans, advances or other indebtedness from such Subordinated Creditor (all such present and future indebtedness owing to the Subordinated Creditors (whether created directly or acquired by assignment or otherwise), and interest, premiums and fees, if any, thereon and other amounts payable in respect thereof and all rights and remedies of the Subordinated Creditors with respect thereto, being referred to as the “Intercompany Subordinated Debt”);

WHEREAS, pursuant to Section 6.1(d) of the Credit Agreement, each of the Subordinated Creditors and each of the Subordinated Debtors is required to execute and deliver this Agreement;

WHEREAS, each Subordinated Creditor has duly authorized the execution, delivery and performance of this Agreement; and

WHEREAS, it is in the best interests of each Subordinated Creditor to execute this Agreement inasmuch as such Subordinated Creditor will derive substantial direct and indirect benefits from the financing arrangements made from time to time to Borrower by the Lenders pursuant to the Credit Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Definitions.  As used in this Agreement, the following terms shall have the meanings specified below (for all purposes of this Agreement, the rules of construction and interpretative provisions set forth in Section 1.3 of the Credit Agreement shall apply unless the context otherwise requires):“Agreement” as defined in the preamble.

“Credit Agreement” means the Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time), by and among ISOLA USA CORP., as Borrower, HOLDINGS, LUX 1, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time.

“Discharge of Obligations” means, subject to Section 8(b) hereof, payment in full in cash of all Term Loans, and all interest (including interest accruing on or after the commencement of any Insolvency or

(5)           To be modified as applicable.

Liquidation Proceeding of the applicable Subordinated Debtor, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made).

“Insolvency or Liquidation Proceeding” means, as to any Person, (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to such Person, (b) any other voluntary or involuntary insolvency, reorganization, arrangement or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, arrangement or other similar case or proceeding with respect to such Person or with respect to a material portion of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

“Intercompany Subordinated Debt” as defined in the second recital hereof.

“Requirement of Law” means, as to any Person, any law, treaty, judgment, order, decree, ordinance, statute, case law, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Subordinated Creditor” as defined in the preamble.

“Subordinated Debtor” as defined in the preamble.

SECTION 2.   Agreement to Subordinate. (a) Each of the Subordinated Debtors and Subordinated Creditors agrees that the Intercompany Subordinated Debt is and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in full in cash of all Obligations now existing or hereafter arising under the Credit Documents.  For purposes of this Agreement, the Obligations shall not be deemed to have been paid in full until the Discharge of Obligations.  To the extent permitted by applicable law, each of the Subordinated Debtors and the Subordinated Creditors waives notice of acceptance of this Agreement by the Lenders, and each Subordinated Creditor waives notice of and consent to the making, amount and terms of the Obligations which may exist or be created from time to time and any renewal, extension, amendment or modification thereof, and any other lawful action which any Lender in its sole and absolute discretion may take or omit to take with respect thereto.  The provisions of this Section 2 shall constitute a continuing offer made for the benefit of and to all Lenders, and each Lender is hereby irrevocably authorized to enforce such provisions.

(b)           Subject to Section 2(c) below, upon the acceleration of the Obligations, no Subordinated Debtor shall pay or make and no Subordinated Creditor shall accept or receive, any payment in respect of the Intercompany Subordinated Debt, including (i) regularly scheduled payments of principal and interest on the Intercompany Subordinated Debt and (ii) prepayments of principal and accrued interest thereon on the Intercompany Subordinated Debt.  For purposes of these provisions in this Section 2, “payment” in respect of any Intercompany Subordinated Debt shall include any payment or distribution from any source, whether in cash, property or securities, by set-off or otherwise, in respect of principal, premium, interest or otherwise, including in connection with any redemption or purchase of such Intercompany Subordinated Debt or any recovery on any claim for rescission or damages.

(c)           In the event that any Subordinated Debtor shall make, and/or any Subordinated Creditor shall receive, any payment on Intercompany Subordinated Debt in contravention of this Agreement or the terms of the Credit Agreement, then and in any such event such payment shall be deemed to be the property of and segregated, received and held in trust for the benefit of, the Lenders, and shall be promptly paid over and delivered to the Lenders in the same form as so received (with any necessary indorsement).

SECTION 3.   In Furtherance of Subordination.

(a)           Upon any distribution of all or any of the assets of any Subordinated Debtor or any Subordinated Creditor in the event of any Insolvency or Liquidation Proceeding of such Subordinated Debtor or such Subordinated Creditor, then, and in any such event, the Lender shall be entitled to the Discharge of Obligations (whether or not the Obligations have been declared due and payable prior to the date on which the Obligations would otherwise have become due and payable) before such Subordinated Creditor or anyone claiming through or on its behalf (including any receiver, trustee, or otherwise) is entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Intercompany Subordinated Debt, and to that end any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event, shall be paid or delivered directly to the Lenders for the application to the Obligations until the Discharge of Obligations.  Prior to any dissolution of any Subordinated Creditor pursuant to a transaction permitted by the Credit Agreement, each Subordinated Creditor and each Subordinated Debtor shall cause the subsequent holder (to the extent such subsequent holder is not a Credit Party) of the Intercompany Subordinated Debt to subordinate the Intercompany Subordinated Debt to the Obligations on substantially the same terms and conditions set forth in this Agreement or otherwise on terms and conditions reasonably satisfactory to the Requisite Lenders.

(b)           If any Insolvency or Liquidation Proceeding referred to in Section 3(a) above is commenced by or against any Subordinated Debtor or any Subordinated Creditor during the continuance of such Insolvency or Liquidation Proceeding,

(i)            Each of the Lenders is hereby irrevocably authorized and empowered (in its own name or in the name of such Subordinated Debtor, such Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Intercompany Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Intercompany Subordinated Debt or enforcing any security interest or other lien securing payment of the Intercompany Subordinated Debt) as such Lender may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lenders hereunder; provided that, in the event that any Lender takes such action, the Lenders shall apply all proceeds first, to the payment of the actual reasonable costs of enforcement of this Agreement, and second, to the Obligations in accordance with the terms of the Credit Documents; and

(ii)           such Subordinated Creditor shall duly and promptly take such action as Requisite Lenders may reasonably request (A) to collect the Intercompany Subordinated Debt for the account of the Lenders and to file appropriate claims or proofs of claim in respect of the Intercompany Subordinated Debt, (B) to execute and deliver to the Lenders such powers of attorney, assignments, or other instruments as Requisite Lenders may reasonably request to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Intercompany Subordinated Debt and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Intercompany Subordinated Debt.

(c)           All payments or distributions of assets of any Subordinated Debtor, whether in cash, property or securities upon or with respect to the Intercompany Subordinated Debt which are received by the applicable Subordinated Creditor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Lenders, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to Lenders in the same form as so received (with any necessary indorsement) to be applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

(d)           Each of the Lenders is hereby authorized to demand specific performance of this Agreement, whether or not the Subordinated Debtors or the Subordinated Creditors shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditors or any one of them shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each Subordinated Creditor hereby irrevocably waives any defense (other than the defense of a Discharge of Obligations) based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

SECTION 4.   No Enforcement or Commencement of Any Proceedings.  Each Subordinated Creditor agrees that prior to the Discharge of Obligations, it will not accelerate the maturity of the Intercompany Subordinated Debt or take any action or commence any proceeding to enforce or collect same, or commence, or join with any creditor other than the Lenders in commencing, any proceeding referred to in Section 3(a), in each case prior to the 10th day after the date upon which such Subordinated Creditor shall have given written notice to the Lenders of its intention to take such action.

SECTION 5.   Rights of Subordination.  Each Subordinated Creditor agrees that no payment or distribution to any Lender pursuant to the provisions of this Agreement shall entitle such Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Obligations.  Each Subordinated Creditor agrees that the subordination provisions contained herein shall not be affected by any action, or failure to act, by Requisite Lenders or the Lenders which results, or may result, in affecting, impairing or extinguishing any right of reimbursement or subrogation or other right or remedy of such Subordinated Creditor against the applicable Subordinated Debtor.

SECTION 6.   No Change in or Disposition of Intercompany Subordinated Debt.  The Subordinated Creditors will not, without the prior written consent of the Requisite Lenders, or except to the extent permitted by the Credit Agreement:

(a)           sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Intercompany Subordinated Debt; or

(b)           during the continuance of an Event of Default, take, or permit to be taken, any action to assert, collect or enforce the Intercompany Subordinated Debt or any part thereof, except that portion of the Intercompany Subordinated Debt enforced on behalf of the Lenders pursuant to Section 3(b).

SECTION 7.   Agreement by the Subordinated Debtors.  Each Subordinated Debtor agrees that it will not make any payment on any of the Intercompany Subordinated Debt, or take any other action, in contravention of the provisions of this Agreement.

SECTION 8.   Obligations Hereunder Not Affected.

(a)           All rights and interests of Requisite Lenders and the Lenders hereunder, and all agreements and obligations of the Subordinated Creditors and the Subordinated Debtors hereunder, shall to the extent permitted by applicable law remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any document evidencing the Obligations;

(ii)           any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Obligations;

(iii)          any any release or amendment or waiver of or consent to departure from any guaranty or Credit Document, for all or any of the Obligations;

(iv)          any failure of Requisite Lenders or any Lender to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement, the Credit Agreement or any other Credit Document;

(v)           any reduction, limitation, impairment or termination of the Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Subordinated Debtors and the Subordinated Creditors hereby waives any right to or claim of) any defense (other than the defense of a Discharge of Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations; and

(vi)          any other circumstance which might otherwise constitute a defense (other than the defense of a Discharge of Obligations) available to, or a discharge of, the Subordinated Debtors in respect of the Obligations or the Subordinated Creditors in respect of this Agreement.

(b)           This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Lender upon any Insolvency or Liquidation Proceeding of any Subordinated Debtor or otherwise, all as though such payment had not been made.  Each Subordinated Creditor acknowledges and agrees that the Requisite Lenders or any Lender may in accordance with the terms of the Credit Documents, to the extent permitted by applicable law without notice or demand and without affecting or impairing such Subordinated Creditor’s obligations hereunder, from time to time (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof, including, without limitation, to increase or decrease the rate of interest thereon or the principal amount thereof; (ii) take or hold security for the payment of the Obligations and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Lenders, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrower or other obligor; and (v) exercise or refrain from exercising any rights against any Subordinated Debtor or any other Person.

SECTION 9.   Amendments, Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or departure by any Subordinated Creditor or any Subordinated Debtor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders and each other party hereto and then such waiver, amendment, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.   Additional Subordinated Creditors.  Each Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) that was not in existence or not a Subsidiary on the Closing Date is required to enter into this Agreement as a Subordinated Creditor upon becoming such a Subsidiary.  Upon execution and delivery by the Lenders and such Subsidiary of a joinder agreement in the form of Exhibit A hereto, such Subsidiary shall become a Subordinated Creditor hereunder with the same force and effect as if originally named as a Subordinated Creditor herein.  The execution and delivery of any such instrument shall not require the consent of any other party hereunder.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new party as a party to this Agreement.

SECTION 11.   Expenses.  The Subordinated Creditors and the Subordinated Debtors shall pay all reasonable and documented, out-of-pocket fees, expenses, and disbursements incurred by the Requisite Lenders and any of the Lenders (including reasonable and documented out-of-pocket fees, expenses, and disbursements of counsel to the Requisite Lenders and any of the Lenders; provided that reasonable attorney’s fees shall be limited to one primary counsel, and, if reasonably required by the Requisite Lenders, local or specialist counsel, provided further, that no such limitation shall apply if counsel for Requisite Lenders determines in good faith that there is a conflict of interest that requires separate representation for any of the Lenders) in connection with the negotiation, preparation, execution, and administration of this Agreement and any consents, amendments, waivers or other modifications to the provisions hereof and any other documents or matters requested by Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated).

SECTION 12.   Address for Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement.

SECTION 13.   Entire Agreement; Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Requisite Lenders or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.  This Agreement is a Credit Document executed pursuant to the Credit Agreement.

SECTION 14.   Cumulative Rights.  No failure to exercise and no delay in exercising, on the part of the Requisite Lenders or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  The parties hereto expressly acknowledge and agree that the Lenders have entered into the Credit Agreement and have made and will continue to make financing arrangements to the Borrower in reliance on the execution and delivery of this Agreement, and the Lenders are intended, and by this reference expressly made, third party beneficiaries of the provisions of this Agreement to the extent not otherwise a direct party hereto.

SECTION 15.   Continuing Agreement.  This Agreement is a continuing agreement of subordination and the Lenders may, from time to time and without notice to the Subordinated Creditors, extend credit to or make other financing arrangements with Borrower in reliance hereon.  This Agreement shall (i) remain in full force and effect until the Discharge of Obligations, (ii) be binding upon the Subordinated Creditors, the Subordinated Debtors and their respective successors, transferees and assigns, and (iii) inure to the benefit of and be enforceable (subject to bankruptcy exclusions) by the Requisite Lenders and each of the Lenders and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing, any Lender may, subject to the provisions of the Credit Agreement, assign or otherwise transfer the Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

SECTION 16.   GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 17.   Forum Selection and Consent to Jurisdiction.  (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, nothing in this Agreement shall affect any right that the Requisite Lenders or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Subordinated Creditors, the Subordinated Debtors or their respective properties in the courts of any jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 17(a) above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the parties hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to this Agreement in the manner provided for notices (other than telecopier and email) in Section 12 hereof.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.  In furtherance of the foregoing, and not in limitation thereof, each Subordinated Creditor hereby irrevocably designates, appoints and empowers Borrower, with offices on the date hereof at 3100 West Ray Road, Chandler, AZ 85226, as its designee, appointee and agent with respect to any action or proceeding in New York to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding, and each Subordinated Creditor hereby confirms and agrees that Borrower has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all legal process, summons, notices and documents, and agrees that the failure of such agent to give any advice of any such service of process to such Subordinated Creditor shall not impair or affect the validity of such service or of any judgment based thereon.  If for any reason such designee, appointee and agent shall cease to be available to act as such, each Subordinated Creditor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Requisite Lenders.  Each Subordinated Creditor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of such Subordinated Creditor and Borrower, at Borrower’s address set forth in the Credit Agreement, such service to become effective five Business Days after such mailing.

SECTION 18.   Waiver of Jury Trial.  Each of the parties hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18.

SECTION 19.   Execution in Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

SECTION 20.   Relationship Between the Requisite Lenders and Lenders.  Each and every benefit accruing hereunder to the Requisite Lenders shall be deemed to also accrue to each applicable Lender.

 [Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Affiliate Subordination Agreement to be duly executed and delivered as of the date first above written.

[ ],
as Subordinated Creditor

By:
Name:
Title:

[ADDRESS]

[ ],
as Subordinated Debtor

By:
Name:
Title:

[ADDRESS]

ACCEPTED BY:

[ ],
as Lender

By:
Name:
Title:

[Address]

[ ], (6)
as Lender

By:
Name:
Title:

(6)  To be added as applicable.

Schedule I

Subordinated Creditors

1

Schedule II

Subordinated Debtors

Exhibit A to

Affiliate Subordination Agreement

JOINDER AGREEMENT, dated as of [              ], 20[    ] (“Joinder”), to the Affiliate Subordination Agreement (as defined below), by and among the [NEW SUBORDINATED CREDITOR] and the Lenders party to the Credit Agreement from time to time.

A.  Reference is made to the Affiliate Subordination Agreement, dated as of September     , 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Affiliate Subordination Agreement”), among the Subordinated Creditors, the Subordinated Debtors, and the Lenders.

B.  Capitalized terms used herein (including in this preamble) and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

C.  Section 10 of the Affiliate Subordination Agreement provides that additional Subsidiaries of Lux 1 (other than Holdings and its Subsidiaries) shall become Subordinated Creditors under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Joinder.  The undersigned Subsidiary (the “New Subordinated Creditor”) is executing this Joinder in accordance with the requirements of the Affiliate Subordination Agreement to become a Subordinated Creditor under the Affiliate Subordination Agreement.

Accordingly, the Lenders and the New Subordinated Creditor agree as follows:

SECTION 1.  In accordance with Section 10 of the Affiliate Subordination Agreement, the New Subordinated Creditor by its signature below becomes a Subordinated Creditor under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Creditor and the New Subordinated Creditor hereby (a) agrees to all of the terms and provisions of the Affiliate Subordination Agreement applicable to it as a Subordinated Creditor and (b) represents and warrants that the representations and warranties made by it as a Subordinated Creditor thereunder are true and correct on and as of the date hereof.  Each reference to a “Subordinated Creditor” in the Affiliate Subordination Agreement shall be deemed to include the New Subordinated Creditor.  The Affiliate Subordination Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subordinated Creditor represents and warrants to Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder shall become effective when the Lenders shall have received counterparts of this Joinder, when taken together, that bears the signatures of the New Subordinated Creditor and each Lender.  Delivery of an executed signature page to this Joinder by facsimile transmission or electronic transmission (in PDF format) shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.  Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.

SECTION 5.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith

A-1

negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 12 of the Affiliate Subordination Agreement.

SECTION 8.  The New Subordinated Creditor agrees to reimburse the Lenders in accordance with Section 11 of the Affiliate Subordination Agreement.

[Signature pages follow.]

A-2

IN WITNESS WHEREOF, the New Subordinated Creditor and the Lenders have duly executed this Joinder to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED CREDITOR]

By:
Name:
Title:

[NAME OF LENDER], as Lender

By:
Name:
Title:

[NAME OF LENDER], as Lender(7)

By:
Name:
Title:

(7)  To be added as applicable.

EXHIBIT M TO

MEZZANINE CREDIT AND GUARANTY AGREEMENT

MANAGEMENT FEE SUBORDINATION AGREEMENT

September     , 2010

OCM PF Laminates, L.P.

TPG Hattrick IV, LLC

Goldman Sachs Lending Partners LLC

Clearlake Capital Partners II (Master), L.P.

Chelsey Funding, LLC

Special Value Opportunities Fund, LLC

Special Value Expansion Fund, LLC

Tennenbaum Opportunities Partners V, LP

Re:          Isola USA Corp.

Ladies and Gentlemen:

Reference is hereby made to the Management Agreement, dated as of January 31, 2005, by and among ISOLA USA CORP., a Delaware corporation (“Borrower”), HATTRICK LUX NO. 3 S.ÀR.L., a Luxembourg limited liability company (together with Borrower, the “Company”) and TPG GENPAR IV L.P., a Delaware limited partnership and T3 GENPAR II L.P., a Delaware limited partnership (collectively, the “Manager”), as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with the terms of the Credit Agreement (such capitalized term, and other terms used herein, to have the meanings ascribed thereto in the Credit Agreement (as defined below) or Section 1 below, as applicable), pursuant to which the Manager has agreed to provide certain management services to the Company in exchange for the payment of certain fees and other amounts, as more specifically set forth therein.

Reference is further made to the Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time,  pursuant to which the Lenders have extended and/or will extend financing arrangements to Borrower. The rules of construction contained in Section 1.3 of the Credit Agreement are hereby incorporated herein, mutatis mutandis, by reference.

The Manager agrees and confirms that if the Management Agreement, or any rights, duties or obligations of the Manager thereunder or in respect thereof, is or are assigned by the Manager to any other person, (i) such assignee shall be bound by the provisions of this letter agreement (this “Agreement”) to the same extent as the Manager as if it were the Manager, and (ii) the Manager shall cause such assignee to execute and deliver a management fee subordination agreement addressed to each Lender in the form of this Agreement, with such conforming changes as are reasonably satisfactory to the Requisite Lenders at or prior to the time of such assignment.

The Manager and the Company hereby acknowledge that the payment, directly or indirectly, of any fees and other amounts by the Company or any of its affiliates to the Manager under the Management Agreement (the “Management Fees”) is intended to be, and shall be, subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in full in cash of all Obligations now existing or hereafter arising under the Credit Documents.  For purposes of this Agreement, the Obligations shall not be deemed to have been paid in full until the payment in full in cash of all Term Loans, and all interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding of the Company, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) (the occurrence of the events specified in this sentence, the “Discharge of Obligations”).

The Manager and the Company hereby agree that any payment or distribution of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities (as defined below)) or otherwise, in respect of the Management Fees (a “Management Fee Payment”) is subordinated, to the extent and in the manner provided in this Agreement, to the occurrence of the Discharge of Obligations, and that these subordination provisions are for the benefit of the Lenders in order to effectuate the terms of clause (i) of Section 6.11 of the Credit Agreement, provided, it is understood and agreed that the Company may make Management Fee Payments in accordance with and to the extent permitted by Section 6.11(i) of the Credit Agreement.

For purposes of this Agreement, “Permitted Junior Securities” means any unsecured debt or common equity securities of the Company (or any of its affiliates) that are distributed to the Manager in respect of its Management Fee Payments pursuant to a confirmed plan of reorganization or adjustment that each of the Lenders, voting as a class voted in favor of and that (a) are subordinated in right of payment to the Obligations to at least the same extent as the Management Fee Payments are subordinated to the Obligations pursuant to this Agreement, (b) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Obligations have at least the same benefit of the obligation of such Person and (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Obligations.

The Manager and the Company hereby agree that no Management Fee Payment shall be made, directly or indirectly, by or on behalf of the Company or any Guarantor following the occurrence and during the continuation of a Default under clause (a), (f) or (g) of Section 8.1 of the Credit Agreement or an Event of Default under the Credit Agreement, or if any such Default or Event of Default would result from such Management Fee Payment, until the occurrence of the Discharge of the Obligations.

In furtherance of the provisions of this Agreement, if, notwithstanding the foregoing provisions of this Agreement, any payment or distribution of assets of any kind or character, whether in cash, property, securities or otherwise, of the Company or any Guarantor shall be received by the Manager at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held in trust for the benefit of the Lenders, and shall be paid or delivered (together with any necessary or reasonably requested endorsement) forthwith by the Manager to the Lenders, for application in accordance with the Credit Agreement to the payment of all Obligations.

Each of the Manager and the Company further agree that upon (i) any voluntary or involuntary case or proceeding under Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder with respect to the Company or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to a material portion of its assets, (iii) any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor (any of the foregoing, a “Proceeding”), the Manager shall not be entitled to receive, directly or indirectly, any payment or distribution (other than Permitted Junior Securities) on account of the

Management Fees prior to the occurrence of the Discharge of Obligations.

Prior to the occurrence of the Discharge of Obligations, from and after the occurrence and during the continuation of an Event of Default under the Credit Agreement and prior to the acceleration or final maturity (after giving effect to any extensions thereof) of the Obligations or institution or commencement by an Lender of any remedies against the Credit Parties or in respect of the Obligations to enforce payment or satisfaction of the Obligations, neither the Manager nor any of its affiliates shall, directly or indirectly, exercise any remedies or enforcement actions of any kind with respect to the collection of any Management Fees against the Credit Parties or any property or assets of the Credit Parties.

Subject to the prior occurrence of the Discharge of Obligations, the Manager shall be subrogated to the rights of Lenders to receive payments or distributions of cash, property or securities of the Company applicable to the Obligations, to the extent of any payments or distributions payable to the Manager that have been applied to the payment of the Obligations until all Management Fee Payments due or to become due shall be paid in full in cash.

Each of the Manager and the Company shall execute and deliver promptly such further instruments and agreements and do such further acts and things that may be necessary or desirable in order to effect fully the purposes of this Agreement as may be reasonably requested by any Lender.

In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of the Management Agreement, the provisions of this Agreement shall control and govern.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

This Agreement shall remain in full force and effect until the occurrence of the Discharge of Obligations after which, subject to reinstatement pursuant to the next sentence, this Agreement shall terminate without further action on the part of the parties hereto.  This Agreement shall be reinstated automatically and without any action by any person if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Lender, any holder of Obligations or any agent, trustee or other representative of any such holder.

This Agreement and the applicable provisions of the Credit Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, nothing in this Agreement or otherwise shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Manager or the Company or its respective properties in the courts of any jurisdiction.

Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable requirements of law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the preceding paragraph.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable requirements of law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to this Agreement, in the manner provided for notices in Sections 10.1 and 10.15 of the Credit Agreement.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable requirements of law.

Each party hereto hereby waives, to the fullest extent permitted by applicable requirements of law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

All rights, interests, agreements and obligations under this Agreement of the Lenders shall remain in full force and effect irrespective of:  (i) any lack of validity or enforceability of any of the definitive documentation governing or evidencing the Obligations, (ii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any of the definitive documentation governing or evidencing the Obligations, (iii) any exchange of any security interest in any collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Obligations or any guaranty thereof, (iv) the commencement of any Proceeding in respect of the Company or any Guarantor, or (v) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company, any Guarantor or any other Person in respect of the Lenders or the Obligations.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Management Fee Subordination Agreement on the date first appearing above.

Very truly yours,

TPG GENPAR IV L.P.,
as a Manager

By:
Name:
Title:

T3 GENPAR II L.P.,
as a Manager

By:
Name:
Title:

ISOLA USA CORP.,
as Borrower

By:
Name:
Title:

HATTRICK LUX NO. 3 S.ÀR.L,

By:
Name:
Title:

Acknowledged and agreed to:

[NAME OF LENDER],
as Lender

By:
Name:
Title:

[NAME OF LENDER],(1)
as Lender

By:
Name:
Title:

(1)  To be added as applicable.